Exhibit 10.21

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION,

COGNIZANT TECHNOLOGY CORPORATION,

and

MARKETRX, INC.,

and

Jaswinder S. Chadha as the Stockholder Representative

Dated as of October 18, 2007

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3.12	Real Property Leases	21
3.13	Intellectual Property	23
3.14	Contracts	26
3.15	Accounts Receivable and Unbilled Receivables	29
3.16	Powers of Attorney	30
3.17	Insurance	30
3.18	Litigation	30
3.19	Warranties	30
3.20	Employees	31
3.21	Employee Benefits	33
3.22	Environmental Matters	35
3.23	Legal Compliance	36
3.24	Customers and Suppliers	36
3.25	Permits	36
3.26	Certain Business Relationships With Affiliates	37
3.27	Brokers’ Fees	37
3.28	Books and Records	37
3.29	Disclosure	37
3.30	Backlog	38
3.31	Absence of Certain Changes or Events	38
3.32	Related Party Transactions	40
3.33	No Illegal Payments	40
3.34	Government Contracts	40
3.35	Conditions Affecting the Company and the Subsidiaries	40
3.36	Stockholder Approval	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER SUBSIDIARY		41
4.1	Organization and Corporate Power	41
4.2	Authorization of Transaction	41
4.3	Noncontravention	41
4.4	Brokers’ Fees	42
4.5	Litigation	42
4.6	Payment of Merger Consideration	42

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4.7	Buyer Subsidiary	42
4.8	Disclosure	42

ARTICLE V COVENANTS		42
5.1	Closing Efforts	42
5.2	Governmental and Third-Party Notices and Consents	43
5.3	Stockholder Approval	44
5.4	Operation of Business	44
5.5	Negative Covenants	45
5.6	Access to Information	47
5.7	Notification of Certain Matters	47
5.8	Exclusivity	48
5.9	Expenses	48
5.10	Employees	48
5.11	Tax Matters	48
5.12	Company Plans	50
5.13	Employee Matters	51
5.14	Severance, Other Arrangements and Prior Service	51

ARTICLE VI CONDITIONS TO CONSUMMATION OF MERGER		52
6.1	Conditions to Each Party’s Obligations	52
6.2	Conditions to Obligations of the Buyer and the Buyer Subsidiary	52
6.3	Conditions to Obligations of the Company	56

ARTICLE VII INDEMNIFICATION		57
7.1	Indemnification by the Indemnifying Stockholders	57
7.2	Indemnification by the Buyer	57
7.3	Indemnification Claims	57
7.4	Survival of Representations and Warranties	59
7.5	Limitations	60
7.6	Stockholder Representative and Adoption of Provisions	61
7.7	Tax Indemnification	62
7.8	Procedures Relating to Indemnification of Tax Claims	62
7.9	Tax Treatment of Indemnification Payments	63

ARTICLE VIII TERMINATION		64
8.1	Termination of Agreement	64

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8.2	Effect of Termination	64
8.3	Remedies	65

ARTICLE IX DEFINITIONS		65
9.1	Definitions	65
9.2	Other Defined Terms	75

ARTICLE X MISCELLANEOUS		76
10.1	Press Releases and Announcements	76
10.2	No Third Party Beneficiaries	76
10.3	Entire Agreement	76
10.4	Succession and Assignment	77
10.5	Counterparts and Facsimile Signature	77
10.6	Headings	77
10.7	Notices	77
10.8	Governing Law	78
10.9	Amendments and Waivers	78
10.10	Severability	79
10.11	Submission to Jurisdiction	79
10.12	Construction	79

Schedule A - Merger Consideration

Schedule B - Indebtedness

Exhibit A-1 - Certificate of Assistant Secretary of the Company

Exhibit A-2 Opinion of Counsel

Exhibit B - Form of Net Assets Statement

Exhibit C - Escrow Agreement

Exhibit D - Exchange Agreement

Exhibit E - Transmittal Letter

Exhibit F - Cancellation Acknowledgement

Exhibit G - Standard Proprietary Information Agreement

Exhibit H - Noncompetition Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of October 18, 2007, is made by and among Cognizant Technology Solutions Corporation, a Delaware corporation (the “Buyer”), Cognizant Technology Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Buyer Subsidiary”), marketRx, Inc., a Delaware corporation (the “Company”), and Jaswinder S. Chadha, solely in his capacity as representative of the Company Stockholders pursuant to the terms of this Agreement (the “Stockholder Representative”). Capitalized terms used in this Agreement are defined in ARTICLE IX or in the applicable Section of this Agreement to which reference is made in ARTICLE IX.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Buyer Subsidiary into the Company and in such merger, the Company Stockholders will receive cash in exchange for their capital stock of the Company;

WHEREAS, the respective Boards of Directors of the Buyer, the Buyer Subsidiary, the Company and the Subsidiaries deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has recommended to the Company Stockholders the adoption of this Agreement;

WHEREAS, each of the Board of Directors of the Subsidiaries has recommended the adoption of this Agreement to the Company;

WHEREAS, the Buyer, as the sole stockholder of the Buyer Subsidiary, has adopted this Agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, certain of Company Stockholders, including WestBridge Ventures I, LLC, WestBridge Ventures II, LLC, WestBridge Ventures Co-Investment I, LLC, CBD Holdings, Richard S. Braddock, Incept LLC and the Key Management Stockholders, and each of their respective Affiliates (collectively, the “Major Investors”) are executing and adopting a stockholder consent approving this Agreement and the transactions set forth herein, including the Merger (the “Stockholder Consent”) and the Stockholder Consent shall constitute the Requisite Stockholder Approval; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Buyer, as the sole stockholder of the Buyer Subsidiary, will execute and deliver to the Buyer Subsidiary an Action by Written Consent of Sole Stockholder, pursuant to which the Buyer will adopt this Agreement pursuant to and in accordance with the applicable provisions of Delaware Law and the Buyer Subsidiary’s Certificate of Incorporation and By-laws.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Buyer, the Buyer Subsidiary, the Stockholder Representative, the Company and each of the Subsidiaries agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of the Buyer Subsidiary shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of the Buyer Subsidiary and the Company shall be converted or canceled in the manner provided in ARTICLE II of this Agreement, the separate corporate existence of the Buyer Subsidiary shall cease and the Company shall be the surviving corporation following the Merger. The Company, as the surviving corporation following the Merger, is sometimes referred to herein as the “Surviving Corporation”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, Princeton, New Jersey, at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in ARTICLE IV (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”. Simultaneously with the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective, pursuant to the Certificate of Merger, at such time as the Certificate of Merger is so filed, which time is hereinafter referred to as the “Effective Time”.

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, immunities, purposes and franchises of each of the Company, the Subsidiaries and the Buyer Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company, the Subsidiaries and the Buyer Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all without act or deed.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of the Buyer Subsidiary as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is marketRx, Inc.”. The Buyer may elect, in its sole discretion, to use a different name for the Surviving Corporation. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the by-laws of the Buyer Subsidiary as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of the Buyer Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or similar instruments are necessary or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties, assets, liabilities or other obligations of either of the Buyer Subsidiary, the Company, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Buyer Subsidiary or the Company, all such deeds, bills of sale, assignments and other similar instruments as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties, assets, liabilities or other obligations of either the Buyer Subsidiary or the Company.

ARTICLE II

MERGER CONSIDERATION AND CONVERSION OF SECURITIES

2.1 Merger Consideration.

(a) Estimated Net Assets. On or before the third Business Day prior to the Closing Date, the Company shall deliver to the Buyer a statement setting forth the Company’s good faith estimate of the Net Assets (“Estimated Net Assets”). The amount, if any, by which $5,778,000 exceeds the Estimated Net Assets is referred to herein as the “Initial Deficiency”, and the amount, if any, by which the Estimated Net Assets exceeds $5,778,000 is referred to herein as the “Initial Surplus”. On the Closing Date, if there is an Initial Deficiency, the Merger Consideration shall be reduced by the amount of the Initial Deficiency pursuant to Section 2.1(b). On the Closing Date, if there is an Initial Surplus, then such amount shall be subject to the final settlement of the Final Net Assets pursuant to Section 2.1(c).

(b) General. Subject to the post closing adjustment set forth in Section 2.1(c) hereof, the aggregate amount to be paid by the Buyer on the Closing Date with respect to all of the outstanding shares of capital stock of the Company and any options or other rights to acquire any securities of the Company (including Common Stock, Preferred Stock and Vested Company Options) shall equal (such amount, the “Merger Consideration”) $135,000,000; provided, however, the amount actually payable to each Holder on the Closing Date is subject to reduction pursuant to (i) Section 2.1(a) with respect to an Initial Deficiency, (ii) Section 2.4(a)(i) with respect to the Indemnity Escrow Amount, (iii) Section 2.4(a)(ii) with respect to the Stockholder

Representative Escrow Amount, (iv) the satisfaction of all outstanding Indebtedness as described in 2.4(b) below and as set forth on Schedule B; (v) Section 2.5(g) with respect to the Merger Compensation Payments, (vi) Section 5.9 with respect to the Company’s costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and (vii) the terms of this Agreement. Pursuant to Section 2.6, the Merger Consideration shall be paid to each Company Stockholder as set forth on Schedule A, which Schedule A, the Parties acknowledge will be updated not more than two (2) Business Days prior to the Closing Date (hereafter, as so updated, “Schedule A”).

(c) Net Assets Adjustment. The Merger Consideration shall be subject to adjustment on a dollar for dollar basis as set forth in this Section 2.1(c).

(i) Net Assets Statement; Buyer’s Review. No later than seventy five (75) days following the Closing Date, the Buyer shall prepare and deliver to the Stockholder Representative (or its designee) the Net Assets Statement setting forth its calculation of the actual amount of the Net Assets as of the Closing Date calculated in accordance with GAAP consistently applied. The Stockholder Representative shall have a period of thirty (30) days from the receipt of the Net Assets Statement (the “Review Period”) to review the Net Assets Statement, during which Review Period the Buyer shall, upon reasonable request and during normal business hours, make available to the Stockholder Representative all relevant books and records in the Buyer’s possession or control and all personnel with knowledge of information relevant to the determination of the Net Assets as of the Closing Date. If as a result of such review, the Stockholder Representative disagrees with the Net Assets Statement, the Stockholder Representative shall deliver to the Buyer a written notice of disagreement (a “Net Assets Dispute Notice”) prior to the expiration of the Review Period. Any Net Assets Dispute Notice shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted and (ii) include a calculation by the Stockholder Representative of the Net Assets as of the Closing Date.

(ii) Acceptance; Failure to Respond. If the Stockholder Representative does not disagree with the Net Assets Statement, the Stockholder Representative shall deliver a written statement to the Buyer within the Review Period accepting the Net Assets Statement (an “Acceptance Notice”), in which case the Buyer’s determination of the Net Assets as of the Closing Date as shown on the Net Assets Statement shall be final and binding on the parties, effective as of the date on which the Buyer receives the Acceptance Notice. If the Stockholder Representative does not deliver a Net Assets Dispute Notice or an Acceptance Notice within the Review Period, then the Buyer’s determination of the Net Assets as of the Closing Date as shown on the Net Assets Statement shall be final and binding on the parties, effective as of the first Business Day after the expiration of the Review Period.

(iii) Resolution of Net Assets Disputes. If the Stockholder Representative delivers a Net Assets Dispute Notice to the Buyer in a timely manner, then the Buyer and the Stockholder Representative shall attempt in good faith to resolve such dispute by negotiation between representatives who have authority to settle the dispute within thirty (30) days after delivery of the Net Assets Dispute Notice. If the Buyer and the Stockholder Representative cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then the Buyer and the Stockholder Representative shall promptly refer the dispute to either Ernst & Young LLP or KPMG LLP (whichever shall be reasonably acceptable to both the Buyer and the Stockholder Representative) (the “CPA Firm”). The CPA Firm shall work to resolve such dispute promptly, based solely on written submissions by the Buyer and the Stockholder Representative, and, to the extent practicable, within thirty (30) days from the date the dispute is submitted to the CPA Firm. Any item not specifically referred to the CPA Firm for evaluation shall be deemed final and binding on the parties. The CPA Firm shall determine the Net Assets in accordance with GAAP consistently applied by selecting with respect to each item in dispute an amount between the Buyer’s position, as set forth in the Net Assets Statement, and the Stockholder Representative’s position, as set forth in the Net Assets Dispute Notice, or equal to the Buyer’s position or the Stockholder Representative’s position. The CPA Firm shall deliver to both the Buyer and the Stockholder Representative a written opinion setting forth the CPA Firm’s final determination of the Net Assets calculated in accordance with the provisions of this Agreement. The determination of the CPA Firm shall be final and binding on the Buyer and the Stockholder Representative, effective as of the date the CPA Firm’s written opinion is received by the Buyer and the Stockholder Representative. The fees, costs and expenses of the CPA Firm shall be borne equally by the Buyer and the Stockholder Representative. The final determination of the Net Assets, either pursuant to Section 2.1(c)(ii) or this Section 2.1(c)(iii) shall be referred to as the “Final Net Assets.”

(iv) Final Settlement. Within ten (10) days of the determination of the Final Net Assets, (i) if the Final Net Assets is less than the Estimated Net Assets and also less than $5,778,000, then, from the Indemnity Escrow Fund, without giving effect to any limitations set forth in Section 7.5(a) of this Agreement, Stockholder Representative shall make an adjustment payment to the Buyer equal to the difference between the Final Net Assets and the lesser of $5,778,000 or the Estimated Net Assets, (ii) if the Final Net Assets is less than $5,778,000, but greater than the Estimated Net Assets, then the Buyer shall make an adjustment payment to Company Stockholders through the Exchange Agent equal to the difference between the Final Net Assets and the Estimated Net Assets, and (iii) if the Final Net Assets is greater than $5,778,000, then the Buyer shall make an adjustment payment to Company Stockholders through the Exchange Agent equal to the difference between the Final Net Assets and the lesser of Estimated Net Assets or $5,778,000. Any such payments shall include interest at the applicable Federal Funds Rate.

(v) Calculation of Net Assets, Estimated Net Assets and Final Net Assets. Net Assets, Estimated Net Assets and Final Net Assets shall all be calculated, prepared or determined as of immediately prior to the Merger, in accordance with the definition of Net Assets set forth in ARTICLE IX.

2.2 Effect on Company Capital Stock.

(a) Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the Company (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof, be automatically converted into the right to receive an amount of cash equal to the amount set forth next to such Holder’s name on Schedule A, all as has been calculated in accordance with the Company’s Charter Documents.

2.3 Effect on Company Options and Series C Preferred Warrants.

(a) After the date of this Agreement and prior to the Effective Time, the Board of Directors of the Company shall cause each outstanding Company Option that is listed on Section 2.3 of the Disclosure Schedule to become vested and exercisable to the extent set forth on such schedule. Upon the effectiveness of such action by the Board of Directors of the Company, the vested portion of each such Company Options that is listed on Section 2.3 of the Disclosure Schedule shall be a “Vested Company Option.”

(b) At the Effective Time, each Vested Company Option that is outstanding immediately prior to the Effective Time, without any payment therefor except as otherwise provided in this Section 2.3, shall be automatically cancelled in accordance with its terms, and, prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to terminate the portion of the Company Stock Plans and individual option agreements outside of the Company Stock Plans attributable to the Vested Company Options, as of the Effective Time. Each Vested Company Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each Holder of a Vested Company Option, in cancellation and settlement therefor, to a payment in cash, at the Effective Time, equal to the product of (i) the excess, if any, of the Merger Consideration per share of Common Stock underlying such Vested Company Option over the exercise price per share of Common Stock of such Vested Company Option, multiplied by (ii) the total number of vested shares of Common Stock as of the Effective Time subject to such Vested Company Option immediately prior to its cancellation (such payment to be net or withholding Taxes and without interest). Such payment shall be made at the same time as Company Stockholders receive the Merger Consideration, and if any Holder of a Vested Company Option is entitled to any portion of the Merger Consideration, such Holder shall deliver to the Company, prior to the Effective Time as a condition to any payment under this Section 2.3, documents evidencing the surrender of such Vested Company Options and release of claims related thereto in form and substance reasonably satisfactory to the Company and the Buyer.

(c) At the Effective Time, the portion of each Company Option that is not vested in accordance with Section 2.3(a) above, and any portion of each Company Option that becomes vested and exercisable after the Effective Time (the applicable portion of each such Company Option is referred to as an “Unvested Company Option”) and the portion of each Company Stock Plan and the individual option agreements outside of the Company Stock Plans attributable to the Unvested Company Options, if any, shall be assumed by the Buyer in a transaction described in Sections 409A or 424(a), as applicable, of the Code. Each Unvested Company Option so assumed by the Buyer under this Agreement will continue to have, and be subject to, the same terms and conditions of such Unvested Company Option immediately prior to the Effective Time, except that (i) each Unvested Company Option will be exchanged and converted into an option to purchase shares of common stock of the Buyer (“Buyer Common Stock”) in accordance with the applicable requirements of Sections 409A and 424 of the Code and the regulations promulgated thereunder. As soon as practicable after the Effective Time, the Buyer shall, or shall cause the Surviving Corporation to, deliver to the holders of Unvested Company Options, notices describing the conversion of such Unvested Company Options, and the agreements evidencing the Unvested Company Options shall continue in effect on the same terms and conditions. The Buyer shall comply with the terms of all such Unvested Company Options. Prior to the Effective Time, the Buyer shall reserve for issuance the number of shares of Buyer Common Stock necessary to satisfy the Buyer’s obligations under this Section 2.3. As soon as practicable after the Effective Time, provided, however no later than fifteen (15) days after the Effective Time, the Buyer shall file a registration statement or statements on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to Unvested Company Options assumed by the Buyer pursuant to this Agreement in the event such shares are not already covered by an effective registration statement.

(d) Each Series C Preferred Warrant that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof, be cancelled and converted into the right to receive a cash payment from the Merger Consideration equal to (i) the amount of cash to be paid to each Holder for each share of Series C Preferred Stock pursuant to Section 2.2(a) of this Agreement multiplied by (ii) the number of shares of Series C Preferred Stock issuable upon the net exercise of such Series C Preferred Warrant. Prior to the Effective Time, the Company shall take all actions that are reasonably necessary and appropriate to provide for such cancellation and conversion (or exercise) as of the Effective Time. In addition, each holder of Series C Preferred Warrant, for purposes of the applicable exchange procedures, shall be treated as a Participating Preferred Holder in accordance with Section 2.5(b) of this Agreement.

(e) Prior to the Effective Time, the Buyer and the Company shall take all such steps as may be required to cause any acquisitions of Buyer equity securities (including derivative securities with respect to any Buyer equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to the Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.4 Closing Payments. At the Closing, the Buyer shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a) Escrow Amounts.

(i) Indemnity Escrow Amounts. At the Closing, a portion of the Merger Consideration in an amount equal to the Indemnity Escrow Amount shall be deposited by the Buyer with the escrow agent (the “Escrow Agent”) designated in the Escrow Agreement, substantially in the form of Exhibit C hereto, to be entered into at the Closing by the Buyer, the Company, the Stockholder Representative and the Escrow Agent. At any time, the amount of cash held by the Escrow Agent related to the Indemnity Escrow Amount, together with any proceeds thereon (which shall be apportioned pursuant to the terms of the Escrow Agreement), shall at such time constitute the “Indemnity Escrow Fund” and shall be used to satisfy Damages of an Indemnified Party pursuant to ARTICLE VII and to satisfy any payment to the Buyer pursuant to Section 2.1(c)(iv)(i). The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent. Except as described below with respect to the portion of the Indemnity Escrow attributable to the Merger Compensation Payments, the Indemnity Escrow Fund shall be held in a separate trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. The Buyer shall cause the portion of the Indemnity Escrow Fund attributable to the Merger Compensation Payments (and any interest with respect thereto) to be structured in a manner so that under applicable tax law, such amount is not subject to income tax with respect to the Company Stockholders until distribution is made in accordance with the applicable terms of the Escrow Agreement. The Buyer shall cause such structure to be reflected in the terms of the Escrow Agreement. In addition, any amount to be paid from the Indemnity Escrow Fund attributable to the Merger Compensation Payments (and any interest with respect thereto) shall be administered and interpreted in accordance with Section 409A of the Code, and if required to avoid adverse consequences under Section 409A of the Code, all amounts then held in the Indemnity Escrow Fund attributable to the Merger Compensation Payments (and any interest with respect thereto) shall be distributed not later than five years following the Closing Date.

(ii) Stockholder Representative Escrow Amounts. At the Closing, a portion of the Merger Consideration in an amount equal to the Stockholder Representative Escrow Amount shall be deposited by the Buyer for a period of two (2) years with the Escrow Agent pursuant to the Escrow Agreement. At any time, such amount of cash held by the Escrow Agent, together with any proceeds thereon (which shall be apportioned pursuant to the terms of the Escrow Agreement), shall at all times constitute the “Stockholder Representative Escrow Funds” and shall be used to satisfy all costs and expenses of the Stockholder Representative pursuant to Section 7.5. Except as described below with respect to the portion of the Stockholder Representative Escrow Funds attributable to the Merger Compensation Payments, the Stockholder Representative Escrow Funds shall be held in a separate trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. The Buyer shall cause the portion of the Stockholder Representative Escrow Funds attributable to the Merger Compensation Payments (and any interest with respect thereto) to be structured in a manner so that under applicable tax law, such amount is not subject to income tax with respect to the Company Stockholders until distribution is made in accordance with the applicable terms of the Transmittal Letter. The Company shall cause such structure to be reflected in the terms of the Transmittal Letter. In addition, any amount to be paid from the Stockholder Representative Escrow Funds attributable to the Merger Compensation Payments (and any interest with respect thereto) shall be administered and interpreted in accordance with Section 409A of the Code, and if required to avoid adverse consequences under Section 409A of the Code, all amounts then held in the Stockholder Representative Escrow Funds attributable to the Merger Compensation Payments (and any interest with respect thereto) shall be distributed not later than five years following the Closing Date.

(b) Payoff of Indebtedness. Prior to the Closing, the Company shall pay the full amounts due in satisfaction of all outstanding Indebtedness, as set forth on Schedule B.

(c) Remaining Merger Consideration. At the Closing, the Buyer shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”) for the benefit of the Holders, the aggregate amount of the Merger Consideration (such Merger Consideration, together with any interest with respect thereto, being hereinafter referred to as the “Exchange Fund”) less the Indemnity Escrow Amount deposited with the Escrow Agent pursuant to Section 2.4(a)(i), less the Stockholder

Representative Escrow Amount deposited with the Escrow Agent pursuant to Section 2.4(a)(a)(ii) and any other adjustments to the Merger Consideration required under this Agreement. The Exchange Agent shall, pursuant to irrevocable instructions set forth in the Exchange Agent Agreement (the “Exchange Agreement”) substantially in the form of Exhibit D hereto, deliver the cash out of the Exchange Fund in exchange for the outstanding Company Securities. The Exchange Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. Except as contemplated by this Section 2.4(c), the Exchange Fund shall not be used for any other purpose.

2.5 Exchange Procedures and Payment of Merger Consideration. The Merger Consideration shall be payable as follows:

(a) Exchange Procedures. As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each Holder of stock certificates, options or other securities which, immediately prior to the Effective Time represented outstanding Company Securities (collectively, the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), substantially in the form attached hereto as Exhibit E (the “Transmittal Letter”), (ii) counterpart signature pages to the Escrow Agreement, (iii) in the case of a Holder of a Vested Company Option, a duly executed cancellation acknowledgement (a “Cancellation Acknowledgement”), substantially in the form attached hereto as Exhibit F and (iv) in the case of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock instructions for use in effecting the surrender of the Certificates in exchange for cash, in each case to the extent the Company has not previously received such documents duly executed by the applicable Holder. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Transmittal Letter, Escrow Agreement and the Cancellation Acknowledgement, to the extent applicable (in each case to the extent the Company has not previously received such documents duly executed by the applicable Holder), each duly executed, and such other documents as may be reasonably required pursuant to such instructions (collectively, the “Holder Documents”), the Holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash which such Holder has the right to receive in respect of the Company Securities formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Company Security which is not registered in the transfer records of the Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Company Security is presented to the Exchange Agent, accompanied by such documents reasonably required to evidence and effect such transfer and by reasonable evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash to which such Holder is entitled pursuant to the terms of this Agreement.

(b) Exchange of Preferred Stock. Regarding Holders of Preferred Stock issued and outstanding as of the Effective Time (each, a “Participating Preferred Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Preferred Holder’s Certificates and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Preferred Holder the amount of cash due to such Participating Preferred Holder for each share of Preferred Stock held by such Participating Preferred Holder as of the Effective Time as determined in accordance with the applicable provisions of Section 2.2 (less such Participating Preferred Holder’s portion of the Indemnity Escrow Fund and Stockholder Representative Escrow Funds).

(c) Exchange of Common Stock. Regarding Holders of Common Stock issued and outstanding as of the Effective Time (each, a “Participating Common Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Common Holder’s Certificates and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Common Holder the amount of cash due to such Participating Common Holder for each share of Common Stock held by such Participating Common Holder as of the Effective Time as determined in accordance with the applicable provisions of Section 2.2 (less such Participating Common Holder’s portion of the Indemnity Escrow Fund and Stockholder Representative Escrow Funds).

(d) Exchange of Vested Company Options. Regarding Holders of Vested Company Options as of immediately prior to the Effective Time (each, a “Participating Common Convertible Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Common Convertible Holder’s Vested Company Options, as applicable, and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Common Convertible Holder, an amount of cash due to such Participating Common Convertible Holder for each Vested Company Option held by such Participating Common Convertible Holder as of the Effective Time as determined in accordance with the applicable provision of Section 2.3 (less such Participating Common Convertible Holder’s portion of the Indemnity Escrow Fund and Stockholder Representative Escrow Funds), subject, in all cases, to the provisions of Section 2.5(g).

(e) Full Satisfaction. Except as provided herein, all cash paid upon exchange of the Company Securities (including amounts deposited into escrow pursuant to the Escrow Agreement) in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Securities.

(f) Undistributed Portions of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Holders of Company Securities for one (1) year after the Effective Time, and all certificates or other documents in possession of the Exchange Agent relating to the transactions contemplated hereby, shall be promptly delivered to the Buyer, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder of a Certificate representing Company Securities (other than certificates representing Dissenting Shares) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar Law) receive in consideration therefor, the Merger Consideration relating thereto, without any interest thereon (except as otherwise set forth in the Escrow Agreement), calculated in accordance with this Section 2.5. Any portion of the Exchange Fund remaining unclaimed by Holders of Company Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto. None of the Buyer, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Holder for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Payment of Merger Compensation Payments; Withholding Taxes. Notwithstanding any other provision of this Agreement, the Exchange Agent shall not directly pay Merger Compensation Payments to the former holders of Vested Company Options and Restricted Company Stock for which election under Section 83(b) of the Code was not timely made and which remain unvested as of the Closing Date as contemplated by Section 2.3, but shall instead transfer Merger Compensation Payments to the Surviving Corporation for immediate payment to such recipients through the Surviving Corporation’s payroll systems. The Surviving Corporation shall be entitled to deduct and withhold from Merger Compensation Payments and any other consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Taxes Law. To the extent that amounts are so withheld by the Company, as the case may be, such withheld amounts (i) shall be remitted by the Company to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by the Company, as the case may be.

(h) Adoption of Agreement. The adoption of this Agreement and the Requisite Stockholder Approval constitutes approval of the Exchange Agreement, the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Indemnity Escrow Fund and the Stockholder Representative Escrow Funds in escrow and the appointment of the Stockholder Representative.

2.6 Schedule of Merger Consideration. Schedule A sets forth, as of the date hereof, (i) the amount due in satisfaction of all outstanding Indebtedness pursuant to Section 2.4(b), (ii) the estimated amount of the Merger Consideration calculated pursuant to the formula set forth in Section 2.1, (iii) the estimated amount of Merger Consideration to be received at the Closing by each Holder (assuming no deductions related to Indemnity Escrow Fund or Stockholder Representative Escrow Funds), (iv) the estimated amount of the Indemnity Escrow Amount and Stockholder Representative Escrow Amount allocated to each Holder, and (v) the estimated net Merger Consideration payable to each Holder as of the Effective Time. At the Closing, the Company shall deliver to the Buyer an updated Schedule A as of the Closing Date which shall fully comply with the terms of the Charter Documents of the Company and with the terms of the Vested Company Options.

2.7 Conversion of Buyer Subsidiary Capital Stock, Treasury Stock and Stock Owned by Buyer. Notwithstanding anything to the contrary contained herein, the following shall apply:

(a) Stock of Buyer Subsidiary. Each share of capital stock of the Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Buyer or the Company, be converted into one (1) share of common stock of the Surviving Corporation.

(b) Treasury Shares and Stock owned by Buyer or Buyer Subsidiary. Each (i) share of Company Stock held in the Company’s treasury immediately prior to the Effective Time and (ii) Company Security owned beneficially by the Buyer or the Buyer Subsidiary immediately prior to the Effective Time, shall not represent the right to receive any Merger Consideration, and each such security shall, as of the Effective Time, be cancelled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof, in each case without any conversion thereof pursuant to Sections 2.2 and 2.3.

2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Company Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration and the Buyer shall retain the Merger Consideration applicable to such Dissenting Shares, unless and until such Holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL; and any such Holder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Merger Consideration without any interest thereon, pursuant to the terms of this ARTICLE II. Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the Company Stockholders with respect to the Dissenting Shares. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the Holders thereof pursuant to applicable Law, shall be canceled.

2.9 No Further Ownership Rights. Except as otherwise provided in this Agreement or in the Escrow Agreement, no interest will be paid or accrued on the amounts payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of Section 2.5, each Certificate shall represent for all purposes, only the right to receive the consideration pursuant to the terms of this ARTICLE II and the Escrow Agreement.

2.10 Lost Certificates. In the event any Certificates representing shares of Company Securities or exercisable for Company Securities (as of immediately prior to the Effective Time) shall have been lost, stolen or destroyed, Exchange Agent or the Buyer, as applicable, shall make such payment in accordance with Section 2.5 in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the Holder thereof in a form reasonably acceptable to the Buyer.

2.11 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of shares of Company Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates for Company Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this ARTICLE II. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this ARTICLE III. For purposes of this ARTICLE III, the phrase “to the knowledge of the Company or each of the Subsidiaries” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company and each of the Subsidiaries, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company and each of the Subsidiaries with respect to the matter in question.

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which, as of the date of this Agreement, 5,443,587 shares were issued and outstanding and 102,667 shares were held in the treasury of the Company, and (ii) 8,430,000 shares of Preferred Stock, of which (A) 1,400,000 shares have been designated as Series A Preferred Stock, of which, as of the date of this Agreement, 1,293,333 shares were issued and outstanding, (B) 3,000,000 shares have been designated as Series B Preferred Stock, of which, as of the date of this Agreement, 1,603,865 shares were issued and outstanding and (C) 4,030,000 shares have been designated as Series C Preferred Stock, of which, as of the date of this Agreement, 3,763,853 shares were issued and outstanding.

(b) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the Holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each Company Stockholder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible. Section 3.2 of the Disclosure Schedule also indicates all outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable Company Stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan, the number of shares of Common Stock subject to outstanding options under such Plan and the number of shares of Common Stock reserved for future issuance under such Plan; and (ii) all Holders of outstanding Company Options, indicating with respect to each Company Option the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Options. All of the shares of capital stock of the Company subject to Company Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable. All Company Options have been granted with an exercise price that was not less then the fair market value of a share of Common Stock as of the date the Company Option was granted.

(d) Except as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Schedule and other than the warrants to purchase 11,673 shares of Series C Preferred Stock (originally issued as Series B-1 Convertible Preferred Stock) held by Silicon Valley Bank, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to Holders of any shares of its capital stock any evidences of Indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, except as set forth in Section 6.2(t) of this Agreement; and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as contemplated by this Agreement, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any Holder of any Company Option, (ii) any additional benefits for any Holder of any Company Option, or (iii) the inability of the Buyer after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Option assumed by the Buyer. The assumption by the Buyer of the Company Stock Plans and the Unvested Company Options will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence. Each Holder of a Company Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(f) Except as set forth in Section 3.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any Holder of its securities, or, to the best of the Company’s knowledge, among any Holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(g) The conversion, exercise and/or exchange of Preferred Stock and Company Options prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such securities were issued and in compliance with all federal and state securities laws, and the issuance of shares of Common Stock upon conversion, exercise and/or exchange of such securities shall have been duly authorized by all requisite corporate action on the part of the Company. Any such issuance of Common Stock upon conversion, exercise and/or exchange of such securities shall be in accordance with the Company’s Charter Documents and shall not violate the rights of any Company Stockholder.

(h) Except as set forth in Section 3.2 of the Disclosure Schedule and except for the repurchase at cost of shares of Common Stock from employees of the Company and its Subsidiaries in connection with the termination of their employment, the Company has not repurchased or otherwise reacquired any of the Company Securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued unpaid dividends with respect to any of the Company Securities.

(i) Except as set forth in Section 3.2 of the Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is in the best interests of the

Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been (and the other Transaction Documents to which the Company is a party when executed and delivered at the Closing will be) duly and validly executed and delivered by the Company and constitutes (and with respect to such other Transaction Documents will constitute at the Closing) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4 Noncontravention.

(a) Except as set forth in Section 3.4 of the Disclosure Schedule, and subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement (and the other Transaction Documents to which it is a party), nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (c) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (d) assuming compliance by the Company with the matters referred to Section 3.4(a), require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than any notice, filing, permit, authorization, consent or approval which if not obtained would not have a Company Material Adverse Effect or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets, other than such violations which would not have a Company Material Adverse Effect.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company or any Subsidiary in connection with the execution and delivery of this Agreement (and the other Transaction Documents to which the Company or any Subsidiary is a party) and the consummation of the Merger, except for such Authorizations, Orders, declarations, filings and notices as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”) and the Other Antitrust Laws and the filing of the Certificate of Merger as may be required by the DGCL.

3.5 Subsidiaries.

(a) Section 3.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the Holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any Company matter.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

3.6 Financial Statements.

(a) The Company has provided to the Buyer the audited financial statements set forth in paragraph (a) of the definition of Financial Statements set forth in this Agreement. Section 3.6 of the Disclosure Schedule includes the unaudited financial statements set forth in paragraph (b) of the definition of Financial Statements set forth in this Agreement. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term do not include footnotes.

(b) The Company and its Subsidiaries have in place systems and processes that are: (i) designed to provide reasonable assurances regarding the reliability of the Financial Statements; and (ii) to the Company’s knowledge, adequate for a company at the same stage of development as the Company. There have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (r) of Section 5.5.

3.8 Undisclosed Liabilities. Except as set forth in Section 3.8 of the Disclosure Schedule, none of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.9 Tax Matters.

(a) All Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and each of its Subsidiaries has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) There is no action or audit currently proposed, threatened or pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Taxes. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made any request for such an extension. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that the Company or any of its Subsidiaries must file Tax Returns. There are no Security Interests on any of the stock or assets of the Company or any of its Subsidiaries with respect to Taxes, other than Security Interests for Taxes not yet due and payable.

(c) The Company and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld with respect to amounts paid or owed to any Person and has complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any liability for Taxes with respect to the Company or any of its Subsidiaries for which notice from a Governmental Entity has been received, or which is asserted or threatened, or which is otherwise known to the Company Stockholders or the Company. No issues have been raised in any Taxes examination with respect to the Company or any of its Subsidiaries which, by application of similar principles, could be expected to result in liability for Taxes for any period not so examined. Section 3.9 of the Disclosure Schedule (i) lists all U.S. federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries for taxable periods ended on or after 2000, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. The Stockholder Representative has delivered or made available to the Buyer correct and complete copies of all U.S. federal income Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by the Company since 2000. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries has filed (or is subject to) a consent pursuant to the collapsible corporation provisions of the former Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has ever made any payments, nor is obligated to make any payments, nor is a party to any agreement that as a result of the Merger and any other event could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has agreed to make and is not required to make, by reason of a change in accounting method, a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (nor is it subject to) any ruling from any Taxing Authority, nor has it entered into (nor is it subject to) any agreement with a Taxing Authority. The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(g) Except with respect to the affiliated group of corporation of which the Company is the common parent (as defined in Section 1504 of the Code), neither the Company or any of its Subsidiaries has ever been a member of an affiliated group of corporations (as that term is used by Section 1504 of the Code) or any comparable provision of state, local or foreign law. Except as set forth in Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined in Section 1504 of the Code), neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(i) Section 3.9 of the Disclosure Schedule sets forth the following information with respect to the Company and the Subsidiaries as of August 31, 2007: (i) the basis of the Company and each of its Subsidiaries in its assets, (ii) the current and accumulated earnings and profits of the Company and each of its Subsidiaries, (iii) the basis of the stock of the Company and each of its Subsidiaries (or the amount of any excess loss account), (iv) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company or any of the Subsidiaries, (v) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction as described in the Treasury regulations under Section 1502 of the Code, and (vi) tax elections affecting the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(k) Neither the Company nor any of its Subsidiaries has at any time been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has any “non-recaptured net Section 1231 losses” within the meaning of Section 1231(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company or its Stockholders believe in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Treas. Reg. § 1.6011-4).

(m) No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged and neither the Company nor any of its Subsidiaries has a permanent establishment in any country outside of its country of incorporation.

(n) All material related party transactions involving the Company, and any of its Subsidiaries or Affiliates, have been supported by an arm’s length study in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and to the extent applicable, any comparable provisions of state, local, or foreign Law.

(o) The operations conducted by marketRx India, prior to the Closing Date, properly qualify for exemption from Taxes under Section 10A of the Income Tax Act of 1961.

3.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 3.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries having a book value greater than $10,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries whose book value exceeds $10,000.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

3.11 Owned Real Property. The Company does not own any Owned Real Property.

3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule is an accurate and complete list of all Leases and lists all documents comprising such Leases, the term of such Leases, any extension and expansion options, the rent payable thereunder, the type of use (e.g., office, warehouse), and the location. The Company has delivered or made available to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing and no consent of the landlord, sublandlord or any other party is required under the such Lease in connection with the transactions contemplated hereby;

(c) neither the Company nor any Subsidiary nor, to the knowledge of the Company or any Subsidiary, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company or any Subsidiary, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company or any Subsidiary, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Company or any Subsidiary, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(g) the Company or any Subsidiary is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(h) the Company or a Subsidiary enjoys peaceful and quiet possession of the leased property;

(i) to the knowledge of the Company or any Subsidiary, such Lease and the use and operation thereof comply with all applicable Laws and conditions affecting the leased property and no written notice or other information has been received by the Company or any Subsidiary calling attention to the need for any material work, repairs or environmental remediation;

(j) there is no damage to the leased property from fire or other casualty that has not been repaired and, to the knowledge of the Company or any Subsidiary, no condemnation or similar proceedings are pending or threatened with regard to the leased property; and

(k) no work has been performed and there is no work in progress at the leased property for which a mechanic’s or materialmen’s lien may be filed.

3.13 Intellectual Property.

(a) Section 3.13 of the Disclosure Schedule sets forth an accurate and complete list and description of all Company Intangibles, and, in the case of Company Software, a product description, the language in which it is written, and the type of hardware platform(s) on which it runs. Except as set forth on Section 3.13 of the Disclosure Schedule, no other Intangibles are used to operate or held in connection with the Company.

(b) Except as set forth on Section 3.13 of the Disclosure Schedule, the Company has good, marketable, and indefeasible title to, and has the full right to use, all of Company Intangibles, free and clear of any Security Interest. Except as set forth on Section 3.13 of the Disclosure Schedule, no rights of any third party are necessary to market, sell, distribute, support, maintain, license or grant any rights in or to, sell, modify, update, or create derivative works based upon any or all of the Company Intangibles. Neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company or any Subsidiary.

(c) Except as set forth on Section 3.13 of the Disclosure Schedule, all of the copyrights, websites, logos, symbols, Software, written works, visual works, audio works, multimedia works, and databases and other works eligible for copyright protection of any kind or fashion included in the Company Intangibles were created as works made for hire (as defined under U.S. copyright law) by regular full-time employees of the Company. To the extent that (i) any author, contributor, creator, or developer of any Company Intangible (A) was not a regular full-time employee of the Company at the time such person contributed to, authored, created, or developed any Company Intangible, or (B) was a regular full-time employee of the Company at the time such person contributed to, authored, created, or developed any Company Intangible, but such authoring, creation, contribution, or development was not in the scope of such person’s employment with the Company, or (ii) such person authored, contributed, created, developed, designed, conceived, or reduced to practice any Intangible that is not a work made for hire, such author, contributor, creator, or developer has irrevocably assigned to the Company in writing all Intellectual Property Rights in such Person’s work with respect to such Company Intangibles. All authors, creators, contributors, and developers of Company Intangibles have waived any and all paternity, integrity, moral and other similar rights that they may have now or in the future in the Company Intangibles. None of the employees, contractors, or consultants of the Company (y) is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Company, or (z)(A) has used any other Person’s trade secrets or other confidential information in the course of his or her work or (B) is, or is reasonably expected to be, in default under any term of any Contract or restrictive covenant relating to the Company Intangibles or any other Contract or restrictive covenant. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, convey, or disclose information concerning any Company Intangible to anyone other than the Company.

(d) With respect to the Company Software included in the Company Intangibles, (i) the Company maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported or maintained by or on behalf of the Company; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (iii) it is written in the language set forth on Section 3.13 of the Disclosure Schedule for use on the hardware set forth on Section 3.13 of the Disclosure Schedule or with standard operating systems; (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (v) in each case, it operates in accordance with the user manual therefor without material operating defects; and, (vi) none of the Company Intangibles contains, uses, includes, is based upon, is integrated or bundled with, is derived from, or incorporates (A) any version of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (for example, among others, Linux), public software, or via similar licensing or distribution models (including GNU’s General Public License or Lesser/Library GPL, the Artistic/PERL License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, or the Sun Industry Standards License), (B) any version of any Software that requires as a condition of use, modification or distribution that other Software distributed with such Software (I) be disclosed or distributed in source code form, (II) be licensed for the purpose of making derivative works, or (III) be redistributable at no charge, or (C) any version of any Software the design or development of which was funded in whole or in part by any Governmental Entity. Except as disclosed on Section 3.13 of the Disclosure Schedule, all modifications, fixes, work-arounds, circumventions, improvements, enhancements, versions, new releases, updates, and upgrades of the Company Software, to the extent the foregoing are in development or design by or on behalf of the Company (whether in alpha test mode, beta test mode, production, or otherwise) are either (i) fully backwards compatible with any and all releases, versions, and other forms of the Company Software in use on the date of this Agreement without further development or the expenditure of additional time or money, or (ii) can be promptly made fully backwards compatible without any further material development effort or the expenditure of a material amount of time or money.

(e) None of the Company Intangibles or their respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon or has interfered with, or is violating or infringing upon or interfering with, any Intellectual Property Right of any Person. None of the Company Intangibles is subject to any Judgment. No Legal Proceeding is pending or, to the Company’s knowledge, is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Company of any of the Company Intangibles. No Person is violating or infringing upon or interfering with, or has violated or infringed upon or interfered with at any time, any of the Company Intangibles. Except as listed on Schedule 3.13, there are no registered copyrights, copyright applications, patents or patent applications (including divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable)) covering any of the Company Intellectual Property.

(f) The Company has adequately maintained all Intellectual Property Rights with respect to the Company Intangibles. Except as set forth on Schedule 3.13, the Company has not disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, the source code (or any aspect or portion thereof) for or relating to any Company Software or any past, present or future product of the Company. The trade secrets included in the Company Intellectual Property are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. All necessary registration, maintenance and renewal fees currently due in connection with the Company Intangibles have been made, all formal legal requirements (including the timely post-registration applications) have been met, and all necessary documents, recordations and certificates in connection with such Company Intangibles have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Company Intangibles.

(g) All licenses, sublicenses and other Contracts covering or relating to the Company Intangibles are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. The Company is not in breach of or default under any license, sublicense or other Contract covering or relating to any Company Intangible and has not performed any act or omitted to perform any act which gives any Person any right to be indemnified, defended, released, or held harmless by the Company under any license, sublicense or other Contract covering or relating to any Company Intangible. No Legal Proceeding is pending or, to the Company’s knowledge, threatened which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Company Intangible.

(h) None of the Company Software or other Company Intangibles is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or any Affiliate nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

(i) No portion of any Company Software or other Company Intangible contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines, coding, or programming or hardware components that damage, interfere with, intercept, permit access to, or disable or erase software, hardware, any computer or other system, information, or data without the consent of the user, or that are intended to do so or that facilitate or enable the doing of such.

(j) There is no governmental prohibition or restriction on the use of any of the Company Intangibles in any jurisdiction or on the export or import of any of the Company Intangibles from or to any jurisdiction.

(k) The Company maintains, in connection with the Company and the Company Intangibles, access detection controls and filters, authorization and authentication policies, intrusion and misuse controls, virus detection and eradication Software, information security vulnerability and risk management controls and policies, and similar information security controls, devices, and policies, and the foregoing (i) ensure the integrity and confidentiality of the Company Intangibles and the data and information processed in connection therewith, and (ii) are at least as stringent and efficacious as the highest information security controls, devices, and policies used in the data processing, information technology, and software industries.

(l) To the best of the Company’s knowledge, no third party has claimed or has reason to claim, or has threatened, that any person employed by or affiliated with the Company, in connection with his or her employment by or affiliation with the Company, (i) has violated or is violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) has disclosed or is disclosing or has utilized or is utilizing any trade secret or proprietary information or documentation of such third party or (iii) has interfered or is interfering in the employment relationship between such third party and any of its present or former employees. To the best of the Company’s knowledge, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best of the Company’s knowledge, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale or any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement, or the carrying on of business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any Subsidiary is a party or is subject, or by which any of their respective assets are bound, to as of the date of this Agreement:

(i) for the purchase of materials, products, supplies, goods, services, equipment or other assets or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves annual payments by the Company or any of the Subsidiaries of $50,000 or more, (C) ) which involves aggregate payments by the Company or any of the Subsidiaries of $50,000 or more or (D) in which the Company or any Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(ii) for the sale by the Company or any of the Subsidiaries of materials, products, supplies, goods, services, equipment or other assets or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves a specified annual minimum dollar sales amount by the Company or any of the Subsidiaries of $50,000 or more, (C) pursuant to which the Company or any of its Subsidiaries received payments of more than $50,000 in the year ended 2006 or expects to receive payments of more than $50,000 in the year ended 2007, or (D) in which the Company or any Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) that requires the Company or any of the Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) pursuant to which (A) the Company or any of the Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of the Subsidiaries;

(v) that continues over a period of more than six (6) months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $50,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi) that is a Software license, Software support, Software maintenance, managed services or statement of work Contract under which the Company is the licensor, marketer, developer, designer, distributor or provider of services;

(vii) that is a Contract for the purchase, lease and/or maintenance of computer equipment and other equipment under which the Company is the purchaser, licensee, lessee or user;

(viii) that is a Contract under which any rights in and/or ownership of any Company Software or other Company Intangible, or any prior version thereof, or any part of the customer base were obtained or acquired;

(ix) that is a (A) Lease or (B) Contract for the lease of personal property from or to third parties, in either case providing for payments to or by the Company or any of the Subsidiaries in any one case in excess of $50,000 per annum, $50,000 or more over the term of the lease or having a remaining term longer than six (6) months;

(x) that is a partnership, joint venture, limited liability company or similar Contract;

(xi) that is a distribution, dealer, representative or sales agency Contract;

(xii) with any Governmental Entity;

(xiii) that under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(xiv) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xv) for a charitable or political contribution in any one case in excess of $10,000 or any such Contracts in the aggregate greater than $25,000;

(xvi) for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or any such Contracts in the aggregate greater than $50,000;

(xvii) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xviii) for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(xix) that concerns confidentiality or noncompetition;

(xx) that is an employment, consulting, employee benefit, pension, bonus, profit-sharing, stock option, stock purchase or similar plan or arrangement, distributor or sales representative, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without material liability to the Company or such Subsidiary;

(xxi) that involves any current or former officer, director or stockholder of the Company or an Affiliate or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act) thereof, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity;

(xxii) that under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xxiii) that contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xxiv) that either involves more than $50,000 or is not entered into in the Ordinary Course of Business; and

(xxv) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.14.

(b) Except as set forth in Section 3.14 of the Disclosure Schedule, each of the customers of the Company has signed and is bound by a written contract (including click wrap Contracts) that is similar to one of the form agreements in all material respects that is referred to on Section 3.14 of the Disclosure Schedule, and, to the knowledge of the Company, the provisions of each such customer Contract, including provisions regarding proprietary protection and limitations on liability, are binding on the customer. Except as set forth in Section 3.14 of the Disclosure Schedule, all customers have accepted the Software, products and/or services described in their respective customer Contracts. Except as set forth in Section 3.14 of the Disclosure Schedule, within the last three (3) years, the Company (i) has not failed to achieve a service level commitment set forth in any Contract, (ii) has no outstanding claims for service level commitments, or (iii) has not breached any “most favored customer” pricing provisions contained in any agreement listed in Section 3.13 or Section 3.14 of the Disclosure Schedule.

(c) The Company has delivered or made available to the Buyer a complete and accurate copy of each agreement listed in Section 3.13 or Section 3.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.

(d) Except as set forth on Section 3.14 of the Disclosure Schedule, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Material Contract or another other term or provision of any Material Contract.

(e) The Material Contracts are all the Contracts necessary and sufficient to operate the Company’s business as currently operated.

3.15 Accounts Receivable and Unbilled Receivables.

(a) Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs, credits or counterclaims and are collectible (within one hundred eighty (180) days after the Closing Date), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.15 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within one hundred eighty (180) days after the Closing Date), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

(b) Unbilled Receivables. For each Unbilled Receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet, there is a valid and binding Contract with the Company’s customer and all such services have been performed. Each Unbilled Receivable has been recorded in accordance with GAAP, is realizable and (i) at least 90% of the dollar amount of such Unbilled Receivables reflected on the Most Recent Balance Sheet can be billed by the Company, based on the Company’s customer agreements, within fifteen (15) days following the Closing Date; (ii) 100% of the Unbilled Receivables reflected on the Most Recent Balance Sheet can be billed, based on the Company’s customer agreements, by the Company within one hundred twenty (120) days following the Closing Date; and (iii) 100% of the Unbilled Receivables as of the Closing Date are collectible by the Company within three hundred and sixty-five (365) days following the Closing Date.

3.16 Powers of Attorney. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.17 Insurance. Section 3.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect (the “Policies”). Such Policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Policy. All premiums due and payable under all such Policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such Policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such Policy. Each such Policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.18 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company, any Subsidiary, any of the Company’s directors or officers or any of the Company Stockholders which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

3.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 3.19 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 3.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

3.20 Employees.

(a) Section 3.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary (including any employee of the Company and each Subsidiary who is on leave of absence or on layoff status) (the “Company Employees”) as of the date hereof, along with (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; and (iv) the amount of any target bonuses, commissions or other compensation (whether payable in cash, securities or other property) for him or her for calendar year 2007. The Company has made no commitments to Company Employees for salaries or wages, bonuses, commissions and incentives expected to be paid during calendar year 2008. Section 3.20 of the Disclosure Schedule indicates those employees of the Company and each Subsidiary who are not citizens of the United States, and provides the current immigration status of each non-citizen employee, as well as a short description of any currently active immigration process for any employee. In addition, Section 3.20 of the Disclosure Schedule discloses any contractual obligations into which the Company or any Subsidiary has entered with any employee or prospective employee to assist in obtaining permanent residence on behalf of the employee, or to offer any other type of immigration assistance.

(b) The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. To the knowledge of the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorizations issued by the Attorney General of the United States (Immigration and Naturalization Service) or Department of Homeland Security or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the Attorney General of the United States (Immigration and Naturalization Service) or the Department of Homeland Security.

(c) Each current or past employee of the Company or any Subsidiary has entered into a standard confidentiality/assignment of inventions/non-competition agreement with the Company or a Subsidiary, as applicable, complete and accurate copies or forms of which have previously been delivered or made available to the Buyer, and are each attached hereto as Exhibit G (collectively, the “Standard Proprietary Information Agreement”). Section 3.20 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(d) Section 3.20 of the Disclosure Schedule contains an accurate and complete list of each employee that has entered into any employment, consulting, termination or severance Contract with the Company that provides a bonus, commission or other compensation (whether payable in cash, securities or other property) for such employee as a result of any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, and the amount of such bonus, commission or other compensation (whether payable in cash, securities or other property) to be received by each employee.

(e) Section 3.20 of the Disclosure Schedule contains an accurate and complete list of all sales representatives and independent contractors engaged by the Company as of the date hereof, a brief description of their jobs or projects currently in progress, and material Contract terms, including compensation, termination, notice, and severance provisions, with respect to each thereof.

(f) Except as limited by the specific and express terms of any employment Contract listed on Section 3.20 of the Disclosure Schedule, the Company has the right to terminate the employment of each of the Company Employees at will and to terminate the engagement of any of its independent contractors without payment to such Company Employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.

(g) To the knowledge of the Company: (i) no Company Employee has received an offer to join a business that may be competitive with the Company; and (ii) no Company Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such Company Employee of any of his duties or responsibilities as an employee of the Buyer, if hired by the Buyer.

(h) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

(i) The Company is in compliance in all material respects with all currently applicable legal requirements respecting employment, human rights in employment, pay equity, terms and conditions of employment, employment standards (including wages, hours, vacation and overtime), labor relations, worker classification (including the proper classification of workers as independent contractors and consultants, and as employees and managers), occupational health and safety, workplace safety and insurance, and employment practices and policies. The Company is not liable for any arrears or withholding of wages, severance pay and other compensation or any Taxes or any penalty for failure to comply with any of the foregoing legal requirements. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to employment insurance, workplace safety and insurance, employment standards or other benefits or obligations for any of its employees (other than routine payments to be made in the Ordinary Course of Business).

(j) Section 3.20 of the Disclosure Schedule contains a list of all Company Employees who are Members of the Immediate Family of any shareholder, officer, director or employee of the Company.

3.21 Employee Benefits.

(a) Section 3.21 of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, have been delivered or made available to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All of the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, or such Company Plans use a form of prototype or volume submitter plan document whose sponsor has received an opinion or advisory letter from the Internal Revenue Service, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section

401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date, or may have satisfied such requirements using a legally permissible alternative method for compliance.

(e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after the last day of the month of an employee’s termination of employment (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h) To the knowledge of the Company, no act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan may be terminated by the Company at any time without material liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) Section 3.21 of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, other than as contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by

Section 4999 of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than as contemplated by this Agreement.

(l) Section 3.21 of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of August 31, 2007.

(m) All Foreign Plans are in material compliance with all applicable laws and have been operated in all material respects accordance with the plans’ respective terms. There are no unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Effective Time have been timely made or are fully reflected on the Financial Statements.

(n) Each Company Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the proposed or final regulations promulgated thereunder and related IRS guidance issued with respect to Section 409A of the Code.

3.22 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any alleged violation of any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 3.22 of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party), which were issued or conducted during the past five (5) years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

3.23 Legal Compliance.

(a) Each of the Company and the Subsidiaries is currently conducting, and have at all times conducted, their respective businesses in compliance with each applicable Law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any law, except for any such violations, conflicts or failures to comply that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule sets forth a list of (a) each customer for the fiscal year ended December 31, 2006 and the eight-month period ended August 31, 2007 and the amount of revenues accounted for by such customer during each such period and (b) the ten (10) largest suppliers of the Company for the fiscal year ended December 31, 2006 and the eight-month period ended August 31, 2007 and sets forth opposite the name of each such supplier the approximate net sales or purchases by the Company attributable to such supplier for each such period. No such customer or supplier has indicated within the past year that it will stop, or materially decrease the rate of, procuring services or supplying products or services, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. In addition, there have been no material changes to the prices for products or services to the twenty (20) largest customers of the Company or from the ten (10) largest suppliers of the Company during the fiscal year ended December 31, 2006 and the eight-month period ended August 31, 2007

3.25 Permits.

(a) Section 3.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened. Each such Permit will continue in full force and effect immediately following the Closing. All material Permits are listed in Section 3.25 of the Disclosure Schedule.

(b) Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Permit. Neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received notice of any claim of default, with respect to any material Permit.

(c) No Person other than the Company or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now or proposed to be conducted.

3.26 Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 3.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements (specifically excluding any transactions between the Company and its Subsidiaries).

3.27 Brokers’ Fees. Except for as set forth on Section 3.27 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against the Buyer for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records in all material respects of actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. Section 3.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.29 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. All references in this Agreement with respect to materials to which the Company has represented have been made available to the Buyer shall be limited to the Intralinks due diligence data site managed by William Blair and accessible by the Buyer or the materials that have been directly provided to the Buyer, Morgan, Lewis & Bockius LLP or Deloitte & Touche LLP.

3.30 Backlog. Schedule 3.30 of the Disclosure Schedule sets forth a true and complete list in all material respects of the forty (40) projected largest customers (as defined by the total revenue expected to be recognized by the Company from such customer in the fourth calendar quarter of 2007 and the calendar year 2008). Schedule 3.30 of the Disclosure Schedule sets forth a true and complete breakdown in all material respects by calendar quarter for fourth calendar quarter of 2007 and each calendar quarter of 2008 the revenue reasonably expected by the Company to be recognized in each such quarter for each such customer.

3.31 Absence of Certain Changes or Events. Except for as set forth on Section 3.31 of the Disclosure Schedule, since the Most Recent Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole;

(b) neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities, except as set forth in Section 6.2(t) of this Agreement;

(d) neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Company Options and the issuance of Common Stock upon exercise of Company Options, in each case, in the Ordinary Course of Business;

(e) neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

(f) neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(g) neither the Company nor any of its Subsidiaries has except in the Ordinary Course of Business sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries;

(h) neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Most Recent Balance Sheet Date;

(i) neither the Company nor any of its Subsidiaries has incurred any material liability or created or assumed any Security Interest on any asset, except for Security Interests arising under lease financing arrangements existing as of the Most Recent Balance Sheet Date and Security Interests for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

(j) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any person or entity other than travel loans or advances in the Ordinary Course of Business;

(k) neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(l) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.14 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m) neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

(n) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject, except for any such violations and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(p) neither the Company nor any of its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this ARTICLE III untrue or incorrect as of the date when made;

(q) there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(r) neither the Company nor any of its Subsidiaries has made any change in accounting practices;

(s) neither the Company nor any of its Subsidiaries has made any material Tax election, materially changed any method of Tax accounting or settled any claim for Taxes; or

(t) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.32 Related Party Transactions. No Insider of the Company: (i) has borrowed money from or loaned money to the Company or any Subsidiary which has not been repaid; (ii) has any contractual, tort or other claim, express or implied, of any kind whatsoever against the Company or any Subsidiary; (iii) has or has had, since the Company or any Subsidiary’s inception, an interest in any property, rights or assets (including any Company Intellectual Property) owned and/or used by the Company or any Subsidiary in its business; (iv) is party to a contract or other agreement with the Company or any Subsidiary or is engaged in any material transaction or arrangement with the Company or any Subsidiary; (v) has any direct or indirect ownership interest in (A) any firm or corporation with which the Company or any Subsidiary has a material business relationship, or (B) any firm or corporation that competes with the Company or any Subsidiary; or (vi) is directly or indirectly interested in any Material Contract with the Company or any Subsidiary (other than such contracts as relate to any such person’s ownership of membership interests, capital stock or other securities of the Company or any Subsidiary).

3.33 No Illegal Payments. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.34 Government Contracts. Except as set forth in Section 3.34 of the Disclosure Schedule, neither the Company nor any Subsidiary has any contracts or subcontracts with any Governmental Entity or conducted business with any Governmental Entity.

3.35 Conditions Affecting the Company and the Subsidiaries. The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement to the Company and the Subsidiaries will result because of the consummation of the Merger.

3.36 Stockholder Approval. The Company has received the Stockholder Consent from the Major Investors which constitutes the Requisite Stockholder Approval.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE BUYER SUBSIDIARY

Each of the Buyer and the Buyer Subsidiary represents and warrants to the Company that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

4.1 Organization and Corporate Power. Each of the Buyer and the Buyer Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction. Each of the Buyer and the Buyer Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which either the Buyer or the Buyer Subsidiary is a party (including the Escrow Agreement and the Exchange Agreement) and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Buyer Subsidiary of this Agreement and the Transaction Documents to which either the Buyer or the Buyer Subsidiary is a party (including the Escrow Agreement and the Exchange Agreement), subject to the Buyer Subsidiary obtaining consent of the Buyer as its sole stockholder, and the consummation by the Buyer and the Buyer Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Buyer Subsidiary, respectively. This Agreement has been (and the other Transaction Documents to which either the Buyer or the Buyer Subsidiary is a party, including the Escrow Agreement and the Exchange Agreement, when executed and delivered at the Closing will be) duly and validly executed and delivered by the Buyer and the Buyer Subsidiary and constitute (and with respect to such other Transaction Documents will constitute at the Closing) a valid and binding obligation of the Buyer and the Buyer Subsidiary, enforceable against them in accordance with its terms.

4.3 Noncontravention.

(a) Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Buyer or the Buyer Subsidiary of this Agreement (and the other Transaction Documents to which each is a party), nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Buyer or the Buyer Subsidiary, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Buyer Subsidiary is a party or by which the Buyer or the Buyer Subsidiary is bound or to which any of their respective assets is subject, (c) result in the imposition of any Security Interest upon any assets of the Buyer or the Buyer Subsidiary or (d) assuming compliance by the Buyer and the Buyer Subsidiary with the matters referred to Section 3.4(a), require on the part of the Buyer or the Buyer Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Buyer Subsidiary or any of their respective properties or assets.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Buyer or the Buyer Subsidiary in connection with the execution and delivery of this Agreement (and the other Transaction Documents to which the Buyer or the Buyer Subsidiary is a party) and the consummation of the Merger, except for such Authorizations, Orders, declarations, filings and notices as may be required under the Hart-Scott-Rodino Act and the Other Antitrust Laws and the filing of the Certificate of Merger as may be required by the DGCL.

4.4 Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. No claim exists or will exist against the Buyer, any of the Subsidiaries or the Surviving Corporation or, based on any action by Buyer or any of its Subsidiaries, against the Company for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

4.5 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer, any of its Subsidiaries any of the Buyer’s directors or officers or any of Buyer’s stockholders which any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Buyer or any of the Subsidiaries.

4.6 Payment of Merger Consideration. Buyer has sufficient cash and/or available credit facilities to make payment of the Merger Consideration in full and to make all other necessary payments of its fees and expenses in connection with the transactions contemplated by this Agreement.

4.7 Buyer Subsidiary. Buyer Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer Subsidiary does not have any subsidiaries.

4.8 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

5.2 Governmental and Third-Party Notices and Consents.

(a) Government Authorizations. The Parties shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the Merger and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which forms shall specifically request early termination of the waiting period prescribed by the Hart-Scott-Rodino Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of the Buyer and the Company shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Hart-Scott-Rodino Act and any Other Antitrust Laws. The Buyer shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(b) Efforts to obtain Government Authorizations. The Parties shall each use their Reasonable Best Efforts to promptly obtain any clearance required under the Hart-Scott-Rodino Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and shall comply promptly with any such inquiry or request.

(c) Cooperation. The Parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Hart-Scott-Rodino Act and any Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. From and after the date of this Agreement through the date of termination of the required waiting periods under the Hart-Scott-Rodino Act or any Other Antitrust Law, the Buyer and the Buyer Subsidiary shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the Hart-Scott-Rodino Act or any Other Antitrust Laws.

(d) Third Party Consents. The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3 Stockholder Approval.

(a) The Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all Company Stockholders of the Company that did not execute the Stockholder Consent informing them that this Agreement and the Merger were adopted and approved by the Company Stockholders and that appraisal rights are available for their Company Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

(b) The Company shall use its Reasonable Best Efforts to seek the necessary stockholder approval of any payments or benefits under any Company Plan or other agreement which would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement and shall deliver to the Buyer reasonable evidence that (A) the stockholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder and the necessary stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, as authorized under the waivers of those payments and/or benefits which were executed by all of the affected individuals. Any documentation submitted to stockholders and affected individuals in connection with the Company’s seeking the 280G Approval shall be presented to the Buyer for its review and approval (which approval will not be unreasonably withheld) prior to any submission to the stockholders or the affected individuals.

5.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of the Buyer, the Company shall, and it shall cause each of its Subsidiaries to:

(a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in the Ordinary Course of Business and in accordance with the provisions of this Agreement and in compliance with all Laws, Permits and Contracts;

(b) use its Reasonable Best Efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing persons on behalf of the Buyer;

(c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with past practice, and to use its reasonable best efforts to maintain in full force and effect all Permits and Policies;

(e) promptly notify the Buyer of any event or occurrence not in the Ordinary Course of Business;

(f) will provide the Buyer with a list of actions that must be taken by the Company or any of its Subsidiaries within sixty (60) calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property; and

(g) use its Reasonable Best Efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its Reasonable Best Efforts to cause all of the conditions to the obligations of the Buyer and the Buyer Subsidiary under this Agreement to be satisfied by the Closing Date.

5.5 Negative Covenants. Except as expressly provided in this Agreement, prior to the Closing or as provided in Section 5.5 of the Disclosure Schedule, the Company shall not (and shall cause each Subsidiary not to), without the prior written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Stock or Company Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Company Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as set forth in Section 6.2(t) of this Agreement;

(c) create, incur or assume any Indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.21(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.21 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) other than travel loans or advances in the Ordinary Course of Business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

(h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(i) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.12, Section 3.13, Section 3.14 or Section 3.17 of the Disclosure Schedule except in the Ordinary Course of Business, provided, however, that the form of any such Contract shall be subject to the reasonable prior approval of the Buyer, or (iii) otherwise take any action or engage in any transaction that is material to the Company and its Subsidiaries taken as a whole;

(j) amend any Company Option or authorize cash payments in exchange for any Company Option;

(k) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(l) amend its Charter Documents;

(m) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make or change any material Tax election, settle any claim for Taxes, or amend any Tax Return;

(n) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(o) institute or settle any Legal Proceeding;

(p) take any actions outside the Ordinary Course of Business;

(q) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in ARTICLE IV not being satisfied; or

(r) agree in writing or otherwise to take any of the foregoing actions.

5.6 Access to Information.

(a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b) As soon as practicable, but in no event later than thirty (30) days after the end of each month beginning on the date hereof and prior to the Closing, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c) Each of the Buyer and the Buyer Subsidiary (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

(d) As soon as practicable after the Closing Date, the Company will deliver to Buyer on one or more CD-Rom disks a complete and accurate (as of the Closing Date) electronic copy in all material respects of the Intralinks due diligence data site managed by William Blair.

5.7 Notification of Certain Matters. The Company shall give prompt notice to the Buyer of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to the Buyer’s and the Buyer Subsidiary’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Legal Proceedings commenced relating to the Company or any of its

Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19; provided, however, that (i) the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the Buyer or prevent or cure any misrepresentations, breach of warranty or breach of covenant and (ii) disclosure by the Company shall not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty.

5.8 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any third party (other than the Buyer or any Governmental Entity as required by Law) or (iii) engage in discussions or negotiations with any third party (other than the Buyer or any Governmental Entity as required by Law) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending prior to the date hereof that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.9 Expenses. Except as set forth in ARTICLE VII and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.10 Employees. The Company shall use its reasonable best efforts to cause each of the Key Employees to execute a noncompetition agreement in the form attached as Exhibit H hereto (“Key Employee Noncompetition Agreement”); provided that the Company is not authorized to make any commitment on behalf of the Buyer to any such Key Employee.

5.11 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Stockholder Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company and any of its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholder Representative shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall not file any such Tax Return without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed, or conditioned. To the extent not otherwise taken into account in the calculation of the Final Net Assets, the Stockholder Representative (on behalf of the Company Stockholders) shall pay the amount of the Taxes with respect to such Tax Returns within five (5) days following any demand by the Buyer for such payment. Notwithstanding the foregoing, at the election of the Stockholder Representative, funds may be released from the Indemnity Escrow Fund and the Stockholder Representative Escrow Fund to satisfy the liability of the Company Stockholders to pay the Taxes described in the preceding sentence.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company and any of its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. To the extent not otherwise taken into account in the calculation of the Final Net Assets, the Stockholder Representative (on behalf of the Company Stockholders) shall pay to the Buyer, within five days following any demand by the Buyer, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 5.11(d) hereof). Notwithstanding the foregoing, at the election of the Stockholder Representative, funds may be released from the Indemnity Escrow Fund and the Stockholder Representative Escrow Fund to satisfy the liability of the Company Stockholders to pay the Taxes described in the preceding sentence. The Buyer shall permit the Stockholder Representative to review and comment upon such Tax Returns prior to filing and shall not file any such Tax Return without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed, or conditioned.

(c) Cooperation in Filing Tax Returns. The Buyer and the Stockholder Representative shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company and each of its Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party the notice described in Section 10.7 prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(d) Allocation of Certain Taxes.

(i) If the Company or any of its Subsidiaries is permitted but not required under applicable state, local or foreign income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of Taxes arising in a taxable period of the Company or any of its Subsidiaries that includes, but does not end on, the Closing Date, except as provided in Section 5.11(d)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 5.11(d)(ii), any Tax resulting from the transactions contemplated by this Agreement shall be attributable to the Pre-Closing Period. Notwithstanding the foregoing, the Buyer agrees that any employer taxes resulting from the payment of compensation to employees shall be borne by the Surviving Corporation; provided such amounts are accrued by the Company and included in the calculation of Net Assets.

(iii) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the Pre-Closing Period shall, in the case of any Taxes other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period.

5.12 Company Plans.

(a) Prior to the Closing Date, with respect to each Company Plan, the Company shall: (i) make all required contributions, (ii) cause all of the account balances of the participants under any defined contribution pension or profit sharing plan to become fully vested and non-forfeitable, and (iii) terminate the Company 401(k) Plan and provide evidence reasonably satisfactory to the Buyer of such termination. The Company and the Buyer will take all actions necessary, upon the request of a Company Employee, to facilitate a direct transfer of an eligible rollover distribution (as defined in Section 401(a)(31) of the Code) and any participant loans from any terminating pension or profit sharing plan to the 401(k) plan sponsored by the Buyer.

(b) Prior to the Effective Time, the Company shall amend all Company Plans that are or could be subject to Section 409A of the Code to comply with the final regulations under Section 409A of the Code, subject to the prior review and approval of the Buyer.

5.13 Employee Matters.

(a) Each employee of the Company who becomes an employee of the Buyer or the Surviving Corporation after the Closing Date may be referred to as a “Continuing Employee.” The Buyer agrees that for a period of twelve (12) months following the Closing Date, each Continuing Employee shall be provided compensation that is, in the aggregate, substantially similar to the compensation provided by the Company to such employee as of immediately prior to the execution and delivery of this Agreement. The Buyer agrees that for a period of twelve (12) months following the Closing Date, each Continuing Employee shall be provided benefits in a manner consistent with similarly situated employees of the Buyer. Within sixty (60) days following the Closing, the Buyer shall increase salaries for certain Continuing Employees, to be agreed upon by the Company and the Buyer prior to Closing, for certain discrepancies between the benefits provided by the Company immediately prior to the execution and delivery of the Agreement and the benefits provided by the Buyer. The Buyer’s obligation to increase salaries for such Continuing Employees for such discrepancies shall not exceed $150,000 in the aggregate.

(b) Until December 31, 2007, the Buyer shall maintain the Company’s health and welfare plans as existing as of the date hereof. After December 31, 2007, except as otherwise expressly provided in this Agreement or in a Contract to which such employee or former employee of the Company is a party, each Continuing Employee shall be entitled to participate in the health and welfare plans sponsored by the Buyer to the same extent as similarly-situated employees of the Buyer are entitled to participate.

(c) After the Closing Date, except as otherwise expressly provided in this Agreement or in a Contract to which such employee or former employee of the Company is a party, each Continuing Employee shall be entitled to participate in the employee pension plan sponsored by the Buyer to the same extent as similarly-situated employees of the Buyer are entitled to participate.

(d) The Buyer agrees to accept rollovers from participants in the Company’s 401(k) plan to the extent permitted under Buyer’s 401(k) plan.

5.14 Severance, Other Arrangements and Prior Service.

(a) Following the Closing, Buyer shall honor or cause its Affiliates to honor all severance agreements and employment Contracts with the officers and employees of the Company as disclosed in the Company Disclosure Schedule and as in effect immediately prior to the Closing Date.

(b) Following the Closing, Buyer will, and it will cause its Affiliates to, use commercially reasonable efforts to (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any pension, health or welfare plan of Buyer or any of its Affiliates in which such employees are eligible to participate after the Closing, (b) provide each such Continuing Employee with credit for any deductibles paid prior to the Closing in satisfying any applicable deductible requirements under any health or welfare plans of Buyer or any of its Affiliates in which such employee is eligible to participate after the Closing to the extent such deductible requirements were incurred in the calendar year or plan year in which such employee becomes eligible to participate in the health or welfare plans maintained by Buyer or any of its Affiliates, (c) provide each such Continuing Employee with credit for all service with the Company under each pension, health or welfare plan of Buyer and its Affiliates in which such Continuing Employee is eligible to participate after the Closing for vesting, eligibility and benefit and contribution calculation purposes, and for purposes of applicable vacation, leave and time-off policies, and (d) and each Continuing Employee shall be entitled to receive any accrued bonus reflected in the Most Recent Balance Sheet for such Continuing Employee as well as any additional amount earned for 2007 on or before January 31, 2008; provided, however, that (i) in no event shall such employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service, and (ii) in no event shall Buyer be required to take, or liable for any failure to take, and action pursuant to this Section 5.14 that is not permitted under the terms and conditions of the pension, health and welfare plans of Buyer and its Affiliates.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF MERGER

6.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

(b) no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(c) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made.

6.2 Conditions to Obligations of the Buyer and the Buyer Subsidiary. The obligation of each of the Buyer and the Buyer Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed ten percent (10%) of the number of outstanding shares of Common Stock as of the Effective Time (calculated after giving effect to the conversion into Common Stock of all outstanding Preferred Stock and exercise of stock options);

(b) the Company and the Subsidiaries shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits,

consents, approvals or other authorizations (including all necessary consents, approvals or other authorizations from landlords, sublandlords or any other parties that are required under the Leases of the Company in connection with the transactions contemplated hereby), and effected all of the registrations, filings and notices (referred to in Section 5.2) that are required on the part of the Company or the Subsidiaries, except for such Authorizations, Orders, declarations, filings and notices as may be required under the Hart-Scott-Rodino Act, the expenses of which shall be paid by the Buyer;

(c) the representations and warranties of the Company set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and the Buyer shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect;

(d) there shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(f) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) the Company shall have delivered to the Buyer and the Buyer Subsidiary the Company Certificate;

(h) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(i) all shares of Preferred Stock shall have been converted into, or exercised or exchanged for, shares of Common Stock, and the Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to such effect;

(j) the Company shall have obtained the consent of each Person whose Consent is required under the Material Contracts set forth in Schedule 3.14 and shall have provided evidence of each such consent in form and substance satisfactory to the Buyer;

(k) the Escrow Agent and the Stockholder Representative shall have duly executed and delivered the Escrow Agreement to the Buyer;

(l) the holders of not less than 95% of the outstanding voting securities of the Company immediately prior to the Effective Time shall have duly executed and delivered to the Buyer the Transmittal Letter;

(m) each of the current Company Employees who has not previously executed and delivered to the Company or a Subsidiary, as applicable, a Standard Proprietary Information Agreement shall have executed and delivered to the Buyer a Standard Proprietary Information Agreement;

(n) no more than 10% of the employees of the Company and its Subsidiaries whose names are set forth in Schedule 3.20 shall have ceased to be employees of, or shall have expressed an intention to terminate their employment with, the Company and its Subsidiaries;

(o) the Buyer shall have received (i) from the assistant secretary to the Company a certificate in substantially the form attached hereto as Exhibit A-1, addressed to the Buyer dated as of the Closing Date and (ii) from counsel to the Company an opinion in substantially the form attached hereto as Exhibit A-2, addressed to the Buyer dated as of the Closing Date;

(p) the Exchange Agent and the Stockholder Representative shall have duly executed and delivered the Exchange Agreement to the Buyer;

(q) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified (to the extent available), certified Charter Documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(r) Hemkunt Inc. and CSS Investment LLC shall have duly executed and delivered the Stock Purchase Agreement to the Buyer;

(s) the Company shall have delivered to the Buyer a certificate of the Company, in form and substance acceptable to Buyer, to the effect that neither the Company nor any of its Subsidiaries is a “U.S. real property holding corporation” for purposes of Section 897 and 1445 of the Code and the regulations promulgated thereunder;

(t) immediately prior to the Closing, the Company shall have distributed cash from its operating surplus to the Company Stockholders and employees; provided, however, that such distribution shall not reduce the Net Assets below $5,778,000, measured as of the Closing;

(u) each of the Key Employees shall have executed and delivered to Buyer the Noncompetition Agreement;

(v) the Company shall have delivered to the Buyer an arm’s length study, in relation to the intercompany transactions between the Company and its Subsidiaries, prepared by an accounting firm or law firm of international standing, reasonably acceptable to both Buyer and the Company, in compliance with United States, United Kingdom and Indian transfer pricing rules and documentation requirements, which shall include a detailed analysis of applicable market comparables reviewed in conjunction with the preparation of the study;

(w) the Company shall, until the sixth anniversary of the Closing, cause to be maintained in effect, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company as of the Closing, or policies of at least the same coverage and amounts containing terms that are not materially less advantageous to the insured parties, covering those persons who, immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or prior to the Closing (the “D&O Six-Year Tail Coverage”), and shall deliver written evidence to the Buyer before the Closing of such D&O Six-Year Tail Coverage and payment of all applicable premiums;

(x) the Company shall have delivered to the Buyer the unaudited consolidated balance sheet and income statement of the Company as of and for the nine-month period ended September 30, 2007;

(y) the Company shall have delivered to the Buyer written evidence that any fees, commissions or other payments owed by the Company to William Blair & Company, Avendus Advisors or Richard Braddock with respect to the transactions contemplated by this Agreement shall be paid in full at the Closing;

(z) three (3) days prior to the Closing, the Company shall deliver to the Buyer evidence of an arrangement sufficient to recognize revenue under GAAP for projects representing at least $3,430,000 of the revenue during November and December, 2007. Such evidence of an arrangement shall include at a minimum, the name of the customer, project name, description of services to be provided by the Company to the customer, and all pricing and billing terms, including customer incentive provisions such as volume discounts and rebates, if any, and performance bonuses and penalties, if any. If terms with a customer require a purchase order to be issued in order for payment to be made by the Company’s customer to the Company, then a customer purchase order must be part of the documentation evidencing the arrangement;

(aa) the Company shall have prepared and filed all sales and use Tax Returns required to be filed in the State of New Jersey, State of Arizona and Commonwealth of Pennsylvania for all quarterly periods ending on or prior to the Closing Date;

(bb) the Buyer shall have received an acknowledgment from Jaswinder Chadha, in a form and substance reasonably satisfactory to the Buyer, that Mr. J. Chadha waives the right to any and all severance payments and other obligations due to him from the Company or the Buyer that may be arise in connection with the transactions contemplated hereby, including a change in title or removal from the Company’s Board of Directors, and any further acceleration, not set forth on Section 2.3 of the Disclosure Schedule, of his Company stock options other than in a manner consistent with the provisions of the Buyer’s Amended and Restated 1999 Incentive Compensation Plan; and

(cc) the Buyer shall have received an acknowledgment from each of Navdeep Chadha, David Wood and Patrick Brundage, each in a form and substance reasonably satisfactory to the Buyer, that each of Mssrs. N. Chadha, Wood and Brundage waive the right to any further acceleration, not set forth on Section 2.3 of the Disclosure Schedule, of their Company stock options other than in a manner consistent with the provisions of the Buyer’s Amended and Restated 1999 Incentive Compensation Plan.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the representations and warranties of the Buyer and the Buyer Subsidiary set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of the Buyer by the President of the Buyer to such effect;

(b) each of the Buyer and the Buyer Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Escrow Agreement shall have been duly executed and delivered by the Buyer and the Escrow Agent;

(d) the Exchange Agent, the Buyer and the Stockholder Representative shall have duly executed and delivered the Exchange Agreement to the Company and, at the Closing, the Buyer shall have delivered to the Exchange Agent the Merger Consideration (less the Indemnity Escrow Amounts and Stockholder Representative Escrow Amounts pursuant to Section 2.42.4(a)) in immediately available funds by wire transfer to the account designated in the Exchange Agreement;

(e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Buyer shall have delivered to the Company the Buyer Certificate;

(g) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Buyer Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(h) the Buyer Subsidiary will have received an Action by Written Consent of the Sole Stockholder from the Buyer, as the sole stockholder of the Buyer Subsidiary, pursuant to which the Buyer will adopt this Agreement pursuant to and in accordance with the applicable provisions of Delaware Law and the Buyer Subsidiary’s Certificate of Incorporation and By-laws.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or in any of the Transaction Documents;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement or in any of the Transaction Documents; or

(c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Stock issued in the name of such Company Stockholder, free and clear of all Security Interests (such indemnification to be several by such Company Stockholder).

7.2 Indemnification by the Buyer. The Buyer agrees to indemnify in full the Company, and the Company’s officers, directors, employees, agents and the Company Stockholders (collectively, the “Company Indemnified Parties”) and hold them harmless against any Damages which any of the Company Indemnified Parties may suffer, sustain or become subject to as a result of:

(a) any breach as of the date of this Agreement or as of the Closing Date, of any representation and warranty of the Buyer and the Buyer Subsidiary contained in this Agreement or in any of the Transaction Documents;

(b) any failure to perform any covenant or agreement of the Buyer or the Buyer Subsidiary contained in this Agreement or in any of the Transaction Documents; or

(c) any claims or threatened claims against the Company or the Company Indemnifying Parties arising out of the actions or inactions of the Buyer or the Buyer Subsidiary with respect to the Company’s business after the Effective Time.

7.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this ARTICLE VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if it is determined that such Third Party Action is subject to indemnification hereunder and (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this ARTICLE VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying

Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) For purposes of this Section 7.3 and the third and fourth sentences of Section 7.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholder Representative, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representative. The Stockholder Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this ARTICLE VII. The Stockholder Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this ARTICLE VII.

7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in this ARTICLE VII shall (a) survive the Closing and (b) shall expire on the date twenty-four (24) months following the Closing Date. The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.13, 3.14, 3.15, 3.22, 3.23, 4.1 and 4.2 and the covenants contained in Sections 7.7 and 7.8 shall be referred to herein collectively as the “Core Representations”. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this ARTICLE VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 5.7), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this ARTICLE VII shall not exceed the Indemnity Escrow Amount and (ii) except with respect to the Core Representations, the Indemnifying Stockholders shall not be liable under this ARTICLE VII unless and until the aggregate Damages for which they would otherwise be liable under this ARTICLE VII exceed $675,000 at which point the Indemnifying Stockholders shall only be liable for the amount of Damages in excess of such amount; provided, that the limitations set forth in this sentence shall not apply to claims based upon any fraud committed by the Company or the Indemnifying Stockholders. Each Indemnifying Stockholder shall only be liable for his, her or its pro rata share (based on the amount of the Merger Consideration received by such Indemnifying Stockholder as a percentage of the total Merger Consideration) of the Indemnity Escrow Amount. For purposes solely of determining the amount of Damages under this ARTICLE VII, all representations and warranties of the Company in ARTICLE III (other than Sections 3.29 and 3.31) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) The Escrow Agreement is intended to fully secure the indemnification obligations of the Indemnifying Stockholders under this Agreement and the rights of the Buyer under this ARTICLE VII shall be limited to the Indemnity Escrow Fund.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this ARTICLE VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) The amount of any payment to an Indemnified Party shall be reduced, on a dollar-for-dollar basis, by the amount of any corresponding insurance benefit derived or to be derived by the Indemnified Party from payment of the liability upon which the claim for indemnity is based net of any associated increases in related premiums.

(f) To the extent Buyer receives indemnification under this ARTICLE VII for breach of the representation and warranties set forth in Section 3.15, with the consent of the Buyer, which shall not be unreasonably withheld, the Stockholder Representative shall be entitled to appoint a third party (who shall not be an employee of the Buyer or its Affiliates) reasonably acceptable to the Buyer to collect such accounts receivable and/or Unbilled Receivables and distribute such collections to the Indemnifying Stockholders and in the event the Buyer or any affiliate subsequently collects such accounts receivables and/or Unbilled Receivables, it will directly distribute such amounts to the Indemnifying Stockholders.

7.6 Stockholder Representative and Adoption of Provisions.

(a) By virtue of the Merger, each Company Stockholder hereby appoints the Stockholder Representative as its exclusive agent and attorney-in-fact to act on its behalf with respect to any claims, controversies, or disputes arising out of the terms of this Agreement and the other Transaction Documents (including the Escrow Agreement), including (i) any dispute arising under Sections 2.1(b) of this Agreement; and (ii) defending all indemnity claims, consenting to, compromising or settling all indemnity claims, and otherwise acting pursuant to ARTICLE VII; and all actions taken by the Stockholder Representative pursuant to the foregoing appointment and authority shall be binding upon each Company Stockholder and his successors and assigns as if expressly ratified and confirmed in writing by each Company Stockholder. Each Company Stockholder further agrees that the Stockholder Representative shall have the power to (a) receive all notices and communications directed to the Stockholder Representative or the Company with respect to any claims, controversies, or disputes arising out of the terms of this Agreement (or the other Transaction Documents, including the Escrow Agreement) and to take any action or no action in connection therewith as it may deem appropriate, and (b) to take any action (or determine to take no action) with respect to the foregoing appointment and authority as it may deem appropriate as effectively as the Company or Company Stockholder could act itself, including the settlement or compromise of any dispute or controversy under the indemnification provisions hereof, the Escrow Agreement or any other document entered into in connection herewith. The authority granted hereunder is deemed to be coupled with an interest. The Buyer and the Buyer Subsidiary shall have the right to rely on any actions taken or omitted to be taken by the Stockholder Representative as being the act or omission of the Company Stockholders, without the need for any inquiry. The Company Stockholders agree that the Stockholder Representative shall have no liability to the Company Stockholders for any loss, damage or liability which they may incur as a result of any action taken in good faith hereunder, under the Escrow Agreement or under any other document entered into in connection herewith, and the Company Stockholders, severally, but not jointly, agree to indemnify and hold the Stockholder Representative free and harmless against any and all loss, damage or liability which the Stockholder Representative may sustain as a result of any action taken in good faith hereunder, under the Escrow Agreement or under any other document entered into in connection herewith, including any legal fees and expenses (including any expenses for which the Stockholder Representative is responsible under the Escrow Agreement). The Stockholder Representative Escrow Funds shall be used to pay all such costs, expenses and liabilities incurred by the Stockholder Representative.

(b) In the event that the Stockholder Representative gives notice to the Buyer and the Escrow Agent pursuant to the Escrow Agreement that he disputes the claim for indemnity that is subject to the Claim Notice, the dispute shall be resolved in accordance with the provisions of this Agreement and no amounts shall be dispersed to an Indemnified Party from the Indemnity Escrow Fund until resolution of such dispute.

(c) The adoption of this Agreement by the Company Stockholders constitutes approval of the indemnification obligations of the Company Stockholders set forth in this ARTICLE VII.

(d) Additional rights and obligations of the Stockholder Representative are more fully described in the Transmittal Letter.

7.7 Tax Indemnification.

(a) From and after the Closing Date, the Company Stockholders shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, costs and expenses (including legal fees) (collectively, “Losses”) resulting from, arising out of, relating to, in the nature of, or caused by:

(i) any Tax imposed on or relating to the Company or any of its Subsidiaries with respect to any Pre-Closing Period;

(ii) any Tax imposed upon or relating to any affiliated group of corporations of which the Company or any of its Subsidiaries (or any predecessor) is or was a member pursuant to Section 1.1502-6 of the Regulations (or any similar provision of state, local, or foreign Law);

(iii) any Tax imposed upon or relating to the Company or any of its Subsidiaries as a transferee or successor, by contract, or otherwise; and

(iv) any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 3.9.

(b) Except as otherwise provided in Section 7.8, payment in full of any amount due under Section 7.7(a) shall be made to the Tax Indemnitee in immediately available funds at least five (5) Business Days before the date for payment of the Taxes to which such payment relates is due.

7.8 Procedures Relating to Indemnification of Tax Claims.

(a) If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto; provided that the failure of the Buyer to give such prompt notice to the Stockholder Representative of any such Tax Claim shall not relieve the Stockholders of any of their obligations under this Section 7.8. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b) The Stockholder Representative shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 7.8(a). In order to defend or prosecute any such Tax Claim, the Stockholder Representative shall notify the Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within thirty (30) days after (i) the date on which the Stockholder Representative receives notice of any such Tax Claim from the Buyer (with respect to Tax Claims as to which the Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which the Stockholder Representative delivered to the Buyer notice of any such Tax Claim (with respect to Tax Claims as to which the Company, the Stockholder Representative or any Company Stockholder first received notice from a Taxing Authority or any other Person). With respect to any Tax Claim as to which the Stockholder Representative has provided an Election Notice to the Buyer, the Stockholder Representative shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Stockholder Representative to a Final Determination; provided that the Stockholder Representative shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. The Stockholder Representative shall inform the Buyer of all developments and events relating to such Tax Claim (including providing to the Buyer copies of all written materials relating to such Tax Claim), and the Buyer or its authorized representatives shall be entitled, at the expense of the Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c) If, with respect to any Tax Claim, the Stockholder Representative fails to deliver an Election Notice to the Buyer within the period provided in Section 7.8(b), then the Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of the Company Stockholders. The Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. The Stockholder Representative shall cooperate in good faith with the Buyer and its authorized representatives in order to contest effectively such Tax Claim. The Stockholder Representative may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by the Buyer pursuant to this Section 7.8(c), and shall bear its own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by the Buyer pursuant to this Section 7.8(c), the Buyer shall be entitled upon demand to prompt payment from the Company for any and all costs and expenses incurred by the Buyer in connection with such defense or prosecution (including attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim), in each case on a Grossed-Up Basis.

7.9 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Merger Consideration.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 6.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Buyer Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Buyer of written notice of such breach;

(d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 18, 2007 by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results primarily from a breach by the Buyer or the Buyer Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 18, 2007 by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or the Buyer or their respective officers, directors, stockholders or Affiliates (except for any liability of any Party for breaches of this Agreement), except as set forth in this Section 8.2; provided, however, that the provisions of Section 10.1 (Press Releases and Announcements) and Section 8.3 (Remedies) and ARTICLE VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1(b), (c), (d), (e) or (f), the Company will remain liable to Buyer for any willful breach of this Agreement by the Company existing at the time of such termination, and Buyer will remain liable to the Company for any willful breach of this Agreement by Buyer existing at the time of such termination, and the Company or Buyer may seek such remedies, including damages and reasonable fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE IX

DEFINITIONS

9.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 9.1, or in the applicable Section of this Agreement to which reference is made in this Section 9.1.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Authorizations” shall mean any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer or the Buyer Subsidiary) of Section 6.3 is satisfied in all respects.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the DGCL.

“Charter Documents” shall mean, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the shares of common stock, $0.001 par value per share, of the Company.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 6.1 and clauses (a) through (f) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 6.2 is satisfied in all respects.

“Company Intangible” shall mean all Intangibles owned, marketed, designed, distributed, sold, licensed by, supported, maintained, used or under design or development by or on behalf of the Company or licensed to or with respect to which rights are granted to the Company, and any and all Intellectual Property Rights in, to, and under the foregoing.

“Company Intellectual Property” shall mean the Company Intellectual Property Rights owned by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Company Intangibles and Company Software.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or controlled by the Company or a Subsidiary, or under development or designed by or on behalf of the Company.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change relating primarily to the announcement or pendency of the transactions described herein (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in customer, supplier, partner or similar relationships or any loss of employees), (b) any adverse change relating to conditions affecting the industry or industry sector in which the Company’s business participates, the U.S. economy as a whole or any foreign economy in any locations where the Company’s business has material operations or sales, (c) any adverse change relating to acts of terrorism or war (whether or not formally declared), or (d) any adverse change relating to compliance with the terms of, or the taking of any action required by, this Agreement or the taking of any action consented to by the Buyer. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” shall mean each option to purchase or acquire Common Stock.

“Company Plan” shall mean any Employee Benefit Plan, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary or any of their ERISA Affiliates, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise.

“Company Securities” shall mean, collectively, the Company Stock and the Company Options.

“Company Software” shall mean all Software (other than mass marketed, “shrink-wrap” software utilized by the Company solely for internal purposes) owned, used, controlled, marketed, designed, sold, licensed by, supported, maintained or under development or design by or on behalf of the Company or licensed to or with respect to which rights are granted to the Company.

“Company Stock” shall mean the Common Stock and the Preferred Stock together.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Confidential Information” shall mean any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Buyer by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure or (D) which the Buyer rightfully obtains from a source other than the Company or a Subsidiary.

“Contract” shall mean any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales orders and purchase orders.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), but expressly excluding lost profits.

“Disclosure Schedule” shall mean the Disclosure Schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 5.7.

“Employee Benefit Plan” shall mean any deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA) (whether or not ERISA is applicable to such plan); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) (whether or not ERISA is applicable to such plan); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or within the past six (6) years was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit C, pursuant to which $13,500,000 of the Merger Consideration for the Indemnity Escrow Amount shall be deposited and shall be held, until disbursed in accordance with the terms thereof and ARTICLE VII hereof but in no event, except as provided in the Escrow Agreement, shall the Indemnity Escrow Amount be held beyond the date that is twelve (12) months after the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under ARTICLE VII.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Buyer from three Federal funds brokers of recognized standing selected by it.

“Final Determination” shall mean (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD, or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Financial Statements” shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of December 31 for each of the last three (3) fiscal years, prepared in accordance with GAAP consistently applied, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the eight (8) months ended as of the Most Recent Balance Sheet Date, prepared in accordance with GAAP consistently applied.

“Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Entity other than the United States under which the Company or any Subsidiary could have liability; (ii) any Company Plan maintained or contributed to by the Company or any Company Plan maintained by the Company under which the Company or any Subsidiary could have liability and that is not subject to United States Law; and (iii) any Company Plan that covers employees whose services are performed primarily outside of the United States.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Grossed-Up Basis” shall mean, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

“Holder” shall mean each record holder as of the Effective Time of (i) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Stock or (ii) an outstanding Company Option that immediately prior to the Effective Time entitled such holder to acquire shares of Company Stock.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities (except if fully cash collateralized), and (g) any guaranty of any of the foregoing.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under ARTICLE VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean the Company Stockholders receiving the Merger Consideration pursuant to ARTICLE II.

“Indemnity Escrow Amount” shall mean $13,500,000.

“Insider” means (i) a shareholder, officer, director or employee of the Company, (ii) any Member of the Immediate Family of any shareholder, officer, director or employee of the Company or (iii) any entity in which any of the persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the stock of any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market).

“Intangible” shall mean any name, corporate name, domain name, fictitious name, trademark, trademark registration, trademark application, service mark, service mark registration, service mark application, trade name, brand name, product name, symbol, slogan, trade dress, trade secret, know-how, patent, patent application, copyright, copyright registration, copyright application, website, design, logo, formula, invention, product idea, concept, method, process, discovery, Software, technology, written work, visual work, audio work, multimedia work, database, information or data created or maintained in any database, or other intangible asset of any nature, whether in use, held under development or design, inactive, owned, sold, distributed, marketed, maintained, supported, licensed by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes the goodwill of the business symbolized by and associated with such name, corporate name, domain name, fictitious name, trademark, service mark, trade name, brand name, product name, symbol, logo, slogan, or trade dress, and any and all Intellectual Property Rights in, to, and under the foregoing.

“Intellectual Property Rights” shall mean any and all intellectual property rights and industrial property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like and applications therefor and registrations thereof; (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; (f) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (g) rights to sue for past, present, and future infringement of any and all such intellectual property rights and industrial property rights.

“Judgment” shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Entity.

“Key Employees” shall mean Jaswinder Chadha and Navdeep Chadha.

“Key Management Stockholders” shall mean Jaswinder Chadha, Navdeep Chadha, David Wood and Patrick Brundage.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“marketRx India” shall mean marketRx India Private Limited, an Indian company registered under the Companies Act, 1956, and majority-owned subsidiary of the Company.

“Material Contract” shall mean each Contract required to be listed in Section 3.14 of the Disclosure Schedule.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other chemical material (or article containing such chemical material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Member of the Immediate Family” of a Person means a spouse, parent, child or sibling of such Person.

“Merger Compensation Payments” shall mean the portion of the Merger Consideration payable to the Holders of Vested Company Options and Restricted Company Stock that were originally issued as compensation for services in an employee, independent contractor, or other capacity.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean August 31, 2007.

“Net Assets” shall mean the total current assets, excluding current deferred income taxes, of the Company minus the total liabilities of the Company, each as determined in accordance with GAAP. Net Assets shall expressly exclude capitalized intangibles and Software assets and transaction costs and expenses liabilities subject to Section 2.1(b) hereof, and in all events be determined subject to Section 2.1(c)(v) hereof.

“Net Assets Statement” shall mean the form of statement attached hereto as Exhibit B, which includes all categories of assets and liabilities to be used to calculate Estimated Net Assets and Final Net Assets.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Order” shall mean any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Other Antitrust Laws” shall mean the antitrust and competition Laws of all jurisdictions other than those of the United States.

“Owned Real Property” shall mean each item of real property owned by the Company or a Subsidiary.

“Parties” shall mean the Buyer, the Buyer Subsidiary and the Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by the Company Stockholders pursuant to its Charter Documents.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Company Stock” shall mean shares of Common Stock that were originally issued as compensation to employees of the Company or its Subsidiaries.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company, (iv) liens imposed by Law and incurred in the Ordinary Course of Business of the Company, (v) liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and liens identified on the Disclosure Schedule, (vi) liens for Taxes not yet due and payable with respect to which the Company maintains adequate reserves, (vii) liens voluntarily created in the Ordinary Course of Business of the Company, and (viii) other liens which, individually or in the aggregate, do not interfere in any material respect with, and are not violated in any material respect by, the consummation of the transactions contemplated by this Agreement and the Transaction Documents and do not impair in any material respect the existing use of or the property affected by such liens.

“Series A Preferred Stock” shall mean the shares of Series A Redeemable Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series B Preferred Stock” shall mean the shares of Series B Redeemable Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series C Preferred Stock” shall mean the shares of Series C Redeemable Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series C Preferred Warrant” means each warrant to purchase or acquire Series C Preferred Stock.

“Software” shall mean any and all computer programs, operating systems, applications, firmware, middleware, or software of any nature, whether operational, under development or inactive including all object code, source code, comment code, algorithms, menu structures and arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all databases necessary or appropriate to operate any such computer programs, operating systems, applications, firmware, middleware, or software.

“Stock Purchase Agreement” shall mean the stock purchase agreement between Hemkunt Inc. and CSS Investment LLC, dated prior to or as of the Closing Date.

“Stockholder Representative Escrow Amount” shall mean $135,000.

“Subsidiaries” shall mean, collectively, marketRx India, market Rx (UK) Ltd., an United Kingdom private limited company and wholly-owned subsidiary of the Company, and marketRx Pty Limited, an Australian company registered under the Corporations Act 2001 and wholly-owned subsidiary of the Company.

“Tax Claim” shall mean any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or the Stockholder Representative under this Agreement.

“Tax Indemnitee” shall mean the Buyer and the Subsidiaries and Affiliates (including, following the Closing, the Company).

“Tax Returns” shall mean all reports, returns (including information returns and amended returns), declarations, claims for refund, estimated Taxes, statements or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, unclaimed property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under ARTICLE VII.

“Transaction Documents” shall mean, collectively, this Agreement and each other agreement, certificate, document and instrument to be executed in accordance herewith.

“Unbilled Receivable” shall mean the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing Date.

9.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

280G Approval	5.3(b)
Acceptance Notice	2.1(c)(ii)
Agreement	Preamble
Buyer	Preamble
Buyer Common Stock	2.3(c)
Buyer Subsidiary	Preamble
Cancellation Acknowledgement	2.5(a)
Certificates	2.5(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Employees	3.20(a)
Company Indemnified Parties	7.2
Core Representations	7.4
CPA Firm	2.1(c)(iii)
DGCL	1.1
Dissenting Shares	2.8
DOJ	5.2(a)
D&O Six-Year Tail Coverage	6.2(w)
Effective Time	1.2
Election Notice	7.8(b)
Escrow Agent	2.4(a)(i)
Estimated Net Assets	2.1(a)
Exchange Agent	2.4(c)
Exchange Agreement	2.4(c)
Exchange Fund	2.4(c)
Final Net Assets	2.1(c)(iii)
FTC	5.2(a)
Hart-Scott-Rodino Act	3.4(a)

Holder Documents	2.5(a)
Indemnity Escrow Fund	2.4(a)(i)
Initial Deficiency	2.1(a)
Initial Surplus	2.1(a)
Key Employee Noncompetition Agreement	5.10
Losses	7.7(a)
Major Investors	Recitals
Merger	1.1
Merger Consideration	2.1(b)
Net Assets Dispute Notice	2.1(c)(i)
Participating Common Convertible Holder	2.5(d)
Participating Common Holder	2.5(c)
Participating Preferred Holder	2.5(b)
Policies	3.17
Post-Closing Period	5.11(d)(ii)
Pre-Closing Period	5.11(d)(ii)
Review Period	2.1(c)(i)
Standard Proprietary Information Agreement	3.20(c)
Stockholder Consent	Recitals
Stockholder Representative	Preamble
Stockholder Representative Escrow Funds	2.4(a)(ii)
Surviving Corporation	1.1
Transmittal Letter	2.5(a)
Unvested Company Option	2.3(c)
Vested Company Option	2.3(a)

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ARTICLE II concerning payment of the Merger Consideration.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Buyer Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer or the Buyer Subsidiary, to:

Cognizant Technology Solutions Corporation

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Attention: Steven E. Schwartz, Esq.

Facsimile: (201) 801-0243

With a required copy to:

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attention: Andrew P. Gilbert, Esq.

Facsimile: (609) 919-6701

If to the Company or the Subsidiaries, to:

marketRx, Inc.

1200 U.S. Route 22 East

Bridgewater, New Jersey 08807

Attention: Jaswinder S. Chadha, President & CEO

Facsimile: (908) 541-1595

With a required copy to:

DLA Piper US LLP

33 Arch Street, 26th floor

Boston, Massachusetts 02110

Attention: Francis J. Feeney, Jr., Esq.

Facsimile: (617) 406-6163

If to the Stockholder Representative, to:

marketRx, Inc.

1200 U.S. Route 22 East

Bridgewater, New Jersey 08807

Attention: Jaswinder S. Chadha, President & CEO

Facsimile: (908) 541-1595

With a required copy to:

DLA Piper US LLP

33 Arch Street, 26th floor

Boston, Massachusetts 02110

Attention: Francis J. Feeney, Jr., Esq.

Facsimile: (617) 406-6163

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New Jersey.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the Buyer, the Buyer Subsidiary, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
Name:	Steven Schwartz
Title:	SVP

COGNIZANT TECHNOLOGY CORPORATION

By:	/s/ Steven Schwartz
Name:	Steven Schwartz
Title:	Secretary

MARKETRX, INC.

By:	/s/ Jaswinder S. Chadha
Name:	Jaswinder S. Chadha
Title:	President & CEO

STOCKHOLDER REPRESENTATIVE

/s/ Jaswinder S. Chadha
Jaswinder S. Chadha